UNITED STATES
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SEC 1913 (3–99)

PROXY STATEMENT
AND NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
2017

Tuesday, April 18, 2017 at 8:00 a.m. CDT
120 East Delaware Place, 8th Floor
Chicago, Illinois

WHIRLPOOL CORPORATION Global Headquarters 2000 North M-63 Benton Harbor, Michigan 49022-2692

To Our Stockholders:
It is my pleasure to invite you to attend the 2017 Whirlpool Corporation annual meeting of stockholders to be held on Tuesday, April 18, 2017, at 8:00 a.m., Chicago time, at 120 East Delaware Place, 8th Floor, Chicago, Illinois.
At the meeting, stockholders will vote on the matters set forth in the formal notice of the meeting that follows on the next page. In addition, we will discuss Whirlpool's 2016 performance and the outlook for this year, and we will answer your questions.
We have included with this booklet a Form 10-K containing important financial information and an annual report that includes summary financial and other important information about Whirlpool.
We are pleased to once again furnish proxy materials to our stockholders via the Internet. We believe this approach provides our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our annual meeting.
Your vote is important. We urge you to please vote your shares now whether or not you plan to attend the meeting. You may revoke your proxy at any time prior to the proxy being voted by following the procedures described in this booklet.
Your vote is important and much appreciated!
JEFF M. FETTIG
Chairman of the Board
and Chief Executive Officer                                March 2, 2017

NOTICE OF 2017 ANNUAL MEETING OF STOCKHOLDERS

The 2017 annual meeting of stockholders of WHIRLPOOL CORPORATION will be held at 120 East Delaware Place, 8th Floor, Chicago, Illinois, on Tuesday, April 18, 2017, at 8:00 a.m., Chicago time, for the following purposes:

1.	to elect 13 persons to Whirlpool's Board of Directors;

2.	to approve, on an advisory basis, Whirlpool's executive compensation;

3.	to hold an advisory vote on the frequency of holding an advisory vote on Whirlpool's executive compensation;

4.	to ratify the appointment of Ernst & Young LLP as Whirlpool’s independent registered public accounting firm for 2017; and

5.	to transact such other business as may properly come before the meeting.
A list of stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose relevant to the meeting during ordinary business hours for at least ten days prior to April 18, 2017, at Whirlpool's Global Headquarters, 2000 North M-63, Benton Harbor, Michigan 49022-2692.

By Order of the Board of Directors
BRIDGET K. QUINN
Group Counsel and Corporate Secretary                        March 2, 2017

PROXY SUMMARY
This summary highlights information contained elsewhere in the proxy statement. This summary provides an overview and is not intended to contain all the information that you should consider before voting. We encourage you to read the entire proxy statement for more detailed information on each topic prior to casting your vote.
GENERAL INFORMATION

Meeting: Annual Meeting of Stockholders
Date: Tuesday, April 18, 2017
Time: 8:00 a.m., Chicago time
Location: 120 E. Delaware Place, 8th Floor, Chicago, Illinois
Record Date: February 21, 2017
Stock Symbol: WHR
Exchange: NYSE & CHX
Common Stock Outstanding as of the record date: 74,489,603 shares
Registrar & Transfer Agent: Computershare Trust Company, N.A.
Corporate Website: www.whirlpoolcorp.com

2016 COMPANY PERFORMANCE HIGHLIGHTS *

Record GAAP and ongoing earnings per share	$525 million of share repurchases and $294 million in dividend payments (11% increase per share)	Restructuring and integrations are on track, delivering $216 million in global benefits during the year

*See page 23 for complete details of the Company's results for the 2016 fiscal year.

The proxy statement, Form 10-K and annual report are available at www.proxyvote.com.

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OVERVIEW OF VOTING MATTERS

Board recommendation
Item 1: Election of Directors (page: 6)	FOR each nominee
You are being asked to vote on the election of 13 Directors. The Corporate Governance and Nominating Committee believes that these nominees possess the experience and qualifications to provide sound guidance and oversight to the Company's management. Directors are elected by majority vote for a term of one year.

Item 2: Advisory Vote to Approve Executive Compensation (page: 57)	FOR
You are being asked to approve, on an advisory basis, the compensation of the Company's Named Executive Officers for 2016.
Item 3: Advisory Vote on Frequency of Advisory Vote to Approve Executive Compensation (page: 60)	ONE YEAR
You are being asked, on an advisory basis, to select the frequency that the Company will ask stockholders for an advisory vote to approve the compensation of the Company's Named Executive Officers.
Item 4: Ratification of the Appointment of Ernst & Young LLP (page: 63)	FOR
You are being asked to ratify the Audit Committee's appointment of Ernst & Young LLP as Whirlpool's Independent Registered Public Accounting Firm for 2017.

CORPORATE GOVERNANCE HIGHLIGHTS
For more information about the Company's corporate governance policies, please refer to the Board of Directors and Corporate Governance section beginning on page 10 of the proxy statement.

•	Proxy Access
•	Majority Voting in Director Elections
•	Board Refreshment (Four new independent directors in four years)
•	Annual Director Elections
•	Independent Presiding Director
•	Shareholder Engagement
•	Global Code of Ethics

DIRECTOR NOMINEES
Additional details about each of the director nominees can be found beginning on page 6.

Name * indicates Independent Director	Samuel Allen *	Marc Bitzer	Greg Creed *	Gary DiCamillo *	Diane Dietz *	Gerri Elliott *	Jeff Fettig	Michael Johnston *	John Liu *	Harish Manwani *	William Perez *	Larry Spencer *	Michael White *
Age	63	52	59	66	51	60	60	69	48	63	69	63	65
Director since	2010	2015	2017	1997	2013	2014	1999	2003	2010	2011	2009	2016	2004
Committee Membership (# of meetings in 2016)
Audit Committee (8)				Chair		X		X	X
Human Resources Committee (3)	X		X			X					X		Chair
Finance Committee (2)			X	X	X				X	X	Chair	X
CG&N Committee (4)	X				X			Chair		X		X	X

TENURE, EXPERIENCE AND DIVERSITY

Our Board of Directors reflects an effective mix of business expertise, company knowledge, and diverse perspectives.

COMPENSATION HIGHLIGHTS
The CD&A section beginning on page 23 includes the following highlights:

What we do:	What we don't do:
✓ Pay for performance	X Allow hedging or pledging
✓ Robust executive stock ownership guidelines	X Excise tax gross ups
✓ “Double trigger” change in control	X Reprice stock options
✓ Claw-back policies for all variable pay	X Grant RSUs that pay dividends/equivalents prior to vesting

OUR COMPENSATION PHILOSOPHY: PAY FOR PERFORMANCE

The Company employs a pay-for-performance philosophy which provides that compensation should be incentive-driven; that a significant portion of pay should be performance-based; that compensation should be linked to the drivers of long-term stockholder value; and that compensation should be tied to business results and individual performance. The majority of 2016 CEO and NEO target compensation consisted of at risk pay, as demonstrated in the table below.

2016 EXECUTIVE COMPENSATION SUMMARY

Named Executive Officer	2016 Base Salary ($)	2016 Annual Incentive Award ($)	2016 Long-Term Incentive Award Value(1) ($)	2016 TOTAL DIRECT COMPENSATION (2) ($)
Jeff M. Fettig	1,480,000	1,991,833	10,211,396	13,683,229
James W. Peters	456,667	251,527	2,290,031	2,998,225
Larry M. Venturelli	666,667	566,667	1,674,833	2,908,167
Marc R. Bitzer	1,000,000	1,062,500	3,749,765	5,812,265
Esther Berrozpe Galindo	659,041	225,166	3,464,045	4,348,252
David T. Szczupak	746,667	674,333	1,396,438	2,817,438

1.
Long-Term Incentive Award Value column includes total grant date fair value of Stock Awards and Option Awards. For Mr. Peters, Ms. Berrozpe Galindo, and Mr. Szczupak, this column also includes performance cash units earned during the 2014-2016 performance period.

2.
Total Direct Compensation does not include items that are included in the "All Other Compensation" category as disclosed in the Summary Compensation Table on page 39, nor does it include changes in pension benefits. Pension accruals are determined by formula and do not involve a Board or Human Resources Committee decision. Please see the Summary Compensation Table on page 39 for full details.

96% stockholder support for "Say On Pay" resolution at our 2016 Annual Meeting

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PROXY STATEMENT

Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting of Stockholders to be Held on April 18, 2017:
This Proxy Statement, the Accompanying Annual Report, and Form 10-K
are Available at: http://investors.whirlpoolcorp.com/annuals-proxies.cfm

Information about the Annual Meeting and Voting

Our 2017 annual meeting of stockholders will be held on Tuesday, April 18, 2017, at 8:00 a.m., Chicago time, at 120 East Delaware Place, 8th Floor, Chicago, Illinois. This proxy statement contains information about the matters being submitted to a vote of the stockholders. It also gives you information that we are required to provide under U.S. Securities and Exchange Commission rules and which is intended to help you make informed voting decisions.
Why am I receiving these materials?
You received these proxy materials because our Board of Directors (the "Board") is soliciting your proxy to vote your shares at our annual meeting of stockholders. By giving your proxy, you authorize persons selected by the Board to vote your shares at the annual meeting in the way that you instruct. All shares represented by valid proxies received before the annual meeting will be voted in accordance with the stockholder's specific voting instructions.
Why did I receive a Notice Regarding the Availability of Proxy Materials?
As permitted by Securities and Exchange Commission rules, we are making this proxy statement, our annual report and our Form 10-K (the "Proxy Materials") available to our stockholders electronically via the Internet. On or about March 7, 2017, we intend to mail to our stockholders a notice containing instructions on how to access the Proxy Materials and how to vote their shares online. If you receive a Notice Regarding the Availability of Proxy Materials (a "Notice") by mail, you will not receive a printed copy of the Proxy Materials in the mail unless you specifically request them. Instead, the Notice instructs you on how to review the Proxy Materials and submit your voting instructions over the Internet. If you receive a Notice by mail and would like to receive a printed copy of our Proxy Materials, you should follow the instructions contained in the Notice for requesting such materials.
What is "householding" and how does it affect me?
The Securities and Exchange Commission's rules permit us to deliver a single Notice or set of Proxy Materials to one address shared by two or more of our stockholders. This delivery method is referred to as "householding" and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one Notice or set of Proxy Materials to multiple stockholders who share an address, unless we received contrary instructions prior to the mailing date. If you prefer to receive separate copies of the Notice or Proxy Materials, contact Broadridge Investor Communication Solutions, Inc. at (800) 542-1061 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY, 11717, and we will deliver a separate copy promptly. If you are currently a stockholder sharing an address with another stockholder and wish to receive only one copy of future Notices or Proxy Materials for your household, please contact Broadridge at the above phone number or address.

Notice of Annual Meeting of Stockholders and 2017 Proxy Statement l 1

What does it mean if I receive more than one Notice, proxy card or instruction form?
This means that your shares are registered differently and are held in more than one account. To ensure that all shares are voted, please vote each account over the Internet or by telephone, or sign and return by mail all proxy cards and instruction forms. We encourage you to have all your accounts registered in the same name and address by contacting our transfer agent, Computershare Trust Company, N.A., Shareholder Services, at (877) 453-1504; TDD/TTY for hearing impaired: (800) 952-9245 or in writing at P.O. Box 30170, College Station, TX, 77842-3170. If you hold your shares through a bank or broker, you can contact your bank or broker to request consolidation.
Who can vote on matters presented at the annual meeting?
Stockholders of record of Whirlpool common stock as of the record date, February 21, 2017, are entitled to vote on matters presented at the annual meeting. Each of the approximately 74,489,603 shares of Whirlpool common stock issued and outstanding as of that date is entitled to one vote.
What is the difference between holding stock as a stockholder of record and as a beneficial owner?
If your shares are registered in your name with Whirlpool's transfer agent, Computershare Trust Company, N.A., you are the "stockholder of record" of those shares. If your shares are held in a stock brokerage account, bank or other holder of record, you are considered the "beneficial owner" of those shares. As the beneficial owner, you have the right to direct your broker, bank or other holder of record how to vote your shares by using the voting instruction card or by following their instructions for voting by telephone or on the Internet.
How do I vote my shares?
You may attend the annual meeting and vote your shares in person if you are a record holder. If you are a beneficial owner, you may obtain a legal proxy from your broker, bank, or other holder of record, attend the annual meeting, and vote your shares in person. You may vote without attending the annual meeting by granting a proxy for shares of which you are the stockholder of record, or by submitting voting instructions to your broker or nominee for shares that you hold beneficially in street name. In most cases, you will be able to do this by Internet or telephone, or by mail if you received a printed set of Proxy Materials.

•
By Internet - If you have Internet access, you may submit your proxy by following the instructions provided in the Notice, or if you received a printed set of Proxy Materials by mail, by following the instructions provided with your Proxy Materials and on your proxy card or voting instruction card.

•
By Telephone - If you have Internet access, you may obtain instructions on voting by telephone by following the Internet access instructions provided in the Notice. If you received a printed set of Proxy Materials, your proxy card or voting instruction card will provide instructions to vote by telephone.

•
By Mail - If you received a printed set of Proxy Materials, you may submit your proxy by mail by signing your proxy card if your shares are registered in your name or by following the voting instructions provided by your broker, nominee or trustee for shares held beneficially in street name, and mailing it in the enclosed envelope.

A Notice cannot be used to vote your shares. The Notice does, however, provide instructions on how to vote by Internet, or by requesting and returning a paper proxy card or voting instruction card.

2 l Notice of Annual Meeting of Stockholders and 2017 Proxy Statement

What if I submit my proxy or voting instructions, but do not specify how I want my shares to be voted?
If you are a stockholder of record and you do not specify how you want to vote your shares on your signed proxy card or by Internet or telephone, then the proxy holders will vote your shares in the manner recommended by the Board for all matters presented in this proxy statement and as they determine in their discretion with respect to other matters presented for a vote at the annual meeting. If you are a beneficial owner and you do not give specific voting instructions, the institution that holds your shares may generally vote your shares on routine matters, but may not vote your shares on non-routine matters. If you do not give specific voting instructions to the institution that holds your shares with respect to a non-routine matter, the institution will inform the inspector of election that it does not have authority to vote on this matter with respect to your shares. This is called a broker non-vote. The only routine matter included in this proxy statement is the ratification of the appointment of Ernst & Young LLP as Whirlpool's independent registered public accounting firm for 2017.
What if other business comes up at the annual meeting?
If any nominee named herein for election as a director is not available to serve, the accompanying proxy will be voted in favor of the remainder of those nominated and may be voted for a substitute nominee. Whirlpool expects all nominees to be available to serve and knows of no matter to be brought before the annual meeting other than those covered in this proxy statement. If, however, any other matter properly comes before the annual meeting, we intend that the accompanying proxy will be voted thereon in accordance with the judgment of the persons voting such proxy.
What if I want to revoke my proxy or change my vote?
If you are a stockholder of record, you may revoke your proxy at any time before it is exercised in any of three ways: (1) by submitting written notice of revocation to Whirlpool's Corporate Secretary; (2) by submitting another proxy via the Internet, telephone, or mail that is dated as of a later date and properly signed; or (3) by voting in person at the meeting. You may change your vote by submitting another timely vote by Internet, telephone or mail. If you are a beneficial owner, you must contact the institution that holds your shares to revoke your voting instructions or change your vote.
What if I hold shares through the Whirlpool 401(k) Retirement Plan?
If you participate in the Whirlpool 401(k) Retirement Plan and hold shares of Whirlpool stock in your plan account as of the record date, you will receive a request for voting instructions from the plan trustee (Vanguard) with respect to your plan shares. If you hold Whirlpool shares outside of the plan, you will vote those shares separately. You are entitled to direct Vanguard how to vote your plan shares. If you do not provide voting instructions to Vanguard by 11:00 a.m. Eastern time on April 14, 2017, the Whirlpool shares in your plan account will be voted by Vanguard in the same proportion as the shares held by Vanguard for which voting instructions have been received from other participants in the plan. You may revoke your previously provided voting instructions by submitting either a written notice of revocation or a properly executed proxy dated as of a later date prior to the deadline for voting plan shares.
What should I know about attending the annual meeting?
If you attend, please note that you will be asked to check in at the registration desk and present valid photo identification. If you are a beneficial owner, you will also need to bring a copy of your voting instruction card or brokerage statement reflecting your stock ownership as of the record date. If you wish to designate someone as a proxy to attend the annual meeting on your behalf, that person must bring a valid legal proxy containing your signature and printed or typewritten name as it appears in the list of registered stockholders or on your account statement if you are a beneficial owner. Cameras, recording devices, cell phones, and other electronic devices will not be permitted at the meeting other than those operated by Whirlpool or its designees. All bags, briefcases, and packages will need to be checked at the door or will be subject to search.

Notice of Annual Meeting of Stockholders and 2017 Proxy Statement l 3

Who will count the votes?
Broadridge Investor Communication Solutions, Inc. will act as the independent inspector of election and will certify the voting results.
Will my vote be confidential?
Whirlpool's Board has adopted a policy requiring all votes to be kept confidential from management except when disclosure is made public by the stockholder, required by law, and/or in other limited circumstances.
What is the quorum for the annual meeting?
Stockholders representing at least 50% of the common stock issued and outstanding as of the record date must be present at the annual meeting, either in person or represented by proxy, for there to be a quorum at the annual meeting. Abstentions and broker non-votes are counted as present for establishing a quorum.
How many votes are needed to approve the proposals?
Item 1 (Election of Directors). For the election of directors (provided the number of nominees does not exceed the number of directors to be elected), each director must receive the majority of the votes cast with respect to that director (number of shares voted "for" a director must exceed the number of votes cast "against" that director).
Item 2 (Advisory Vote to Approve Whirlpool's Executive Compensation). The affirmative vote of a majority of the outstanding common stock present in person or represented by proxy at the annual meeting and entitled to vote is required to approve Whirlpool's executive compensation.
Item 3 (Advisory Vote on Frequency of Advisory Vote on Executive Compensation). The option of one year, two years or three years that receives the majority of votes cast by stockholders will be the frequency for the advisory vote on executive compensation that has been selected by stockholders.
Item 4 (Ratification of Ernst & Young LLP). The affirmative vote of a majority of the outstanding common stock present in person or represented by proxy at the annual meeting and entitled to vote is required to approve the ratification of Ernst & Young LLP as Whirlpool's independent registered public accounting firm.
Other Business. The affirmative vote of a majority of the outstanding common stock present in person or represented by proxy at the annual meeting and entitled to vote is required to approve any other matter that may properly come before the meeting.
How are abstentions and broker non-votes treated?
Abstentions will have no effect on Items 1 and 3. Abstentions will be treated as being present and entitled to vote on Items 2 and 4, and therefore, will have the effect of votes against such proposals. If you do not provide your broker or other nominee with instructions on how to vote your shares held in street name, your broker or nominee will not be permitted to vote them on non-routine matters, such as Items 1-3, which will result in a broker non-vote. Shares subject to a broker non-vote will not be considered entitled to vote with respect to Items 1-3, and will not affect the outcome on those Items. We encourage you to provide instructions to your broker regarding how to vote your shares.
Who will pay for this proxy solicitation?
Whirlpool will pay the expenses of the solicitation of proxies. We expect to pay fees of approximately $14,500 plus certain expenses for assistance by D.F. King & Co., Inc. in the solicitation of proxies. Proxies may be solicited by directors, officers, and Whirlpool employees and by D.F. King & Co., Inc. , personally and by mail, telephone, or other electronic means.

4 l Notice of Annual Meeting of Stockholders and 2017 Proxy Statement

How do I submit a stockholder proposal for the 2018 annual meeting?
Our annual meeting of stockholders is generally held on the third Tuesday in April. Any stockholder proposal that you intend to have us include in our proxy statement for the annual meeting of stockholders in 2018 must be received by the Corporate Secretary of Whirlpool at corporate_secretary@whirlpool.com by November 7, 2017, and must otherwise comply with the Securities and Exchange Commission's rules in order to be eligible for inclusion in the proxy statement and proxy form relating to this meeting. Other proposals must be received by the Corporate Secretary of Whirlpool personally, by registered or certified mail by January 17, 2018, and must satisfy the procedures set forth in Whirlpool's by-laws to be considered at the 2018 annual meeting.
Stockholders may also, under certain circumstances, nominate directors for inclusion in our proxy materials by complying with the requirements in our by-laws. For more information regarding proxy access, please see the next question.

How do I nominate a director using proxy access?

In October 2016, our Board adopted a "proxy access" by-law after thoughtful consideration of the appropriate proxy access structure for the Company and engagement with our stockholders. The proxy access by-law allows a stockholder, or a group of up to 20 stockholders, who have held 3% or more of our outstanding shares continuously for at least three years to nominate and include in the Company's proxy materials director nominees constituting up to the greater of two individuals or 20% of our Board, provided that the stockholder(s) and nominee(s) satisfy the requirements specified in Article II, Section 13 of our by-laws.
To be included in the proxy materials for our 2018 annual meeting of stockholders, we must receive a stockholder's notice to nominate a director under our proxy access by-law between October 8, 2017 and November 7, 2017. Such notice must be delivered to, or mailed to and received by, the Corporate Secretary of Whirlpool. The notice must contain the information required by our by-laws, and the stockholder(s) and nominee(s) must comply with the information and other requirements in our by-laws relating to the inclusion of stockholder nominees in our proxy materials.

Notice of Annual Meeting of Stockholders and 2017 Proxy Statement l 5

Item 1- Election of Directors
Director Nominees

Item 1 – Directors and Nominees for Election as Directors

As the number one major appliance manufacturer in the world, with revenues of approximately $21 billion and sales in nearly every country around the world, we believe our Board should be composed of individuals with experience and demonstrated expertise in many substantive areas that impact our business and align with the Company's strategy. We believe our directors possess the professional and personal qualifications necessary for service on our Board. We have highlighted below the specific qualifications of our directors in relation to our strategy.

Skills and Experience		Relevance to Whirlpool's Strategy
Leadership of Large/Complex Organizations	•	Whirlpool is a large, complex, global company, and directors who have successfully held leadership positions in such organizations possess experience and the ability to drive strong results.
Directors with expertise:		Allen, Bitzer, Creed, DiCamillo, Dietz, Elliott, Fettig, Johnston, Manwani, Perez, Spencer, White
Global Business Operations	•
Whirlpool's continued profitable growth depends on strong operational execution in emerging markets and other countries beyond the United States, and global experience aids directors in oversight of our global business and strategy.

Directors with expertise:		Allen, Bitzer, Creed, DiCamillo, Dietz, Elliott, Fettig, Johnston, Liu, Manwani, Perez, Spencer, White
International Work Experience	•	Whirlpool sells products in nearly every country throughout the world, and directors with international experience possess unique perspectives on the countries in which we operate.
Directors with expertise:		Allen, Bitzer, Creed, DiCamillo, Dietz, Elliott, Fettig, Manwani, Perez, Spencer, White
Corporate Strategy/M&A	•
Whirlpool evaluates M&A opportunities to determine if there is a strategic fit, strong value creation potential, and clear execution capacity. Directors with strategy and M&A expertise provide critical insights in evaluating such opportunities.

Directors with expertise:		Allen, Bitzer, DiCamillo, Dietz, Fettig, Johnston, Liu, Perez, White
Sales and Trade Management	•
A strong distribution strategy, maintaining excellent relationships, and delivering on our promises to trade customers are key drivers of our profitable growth, and such skills enable directors to provide effective oversight of this aspect of our business.

Directors with expertise:		Allen, Bitzer, Creed, DiCamillo, Dietz, Elliott, Fettig, Manwani, Perez, Spencer, White
Product Development	•	Product leadership is key to our growth and success, and directors with this expertise provide development strategy and process insights.
Directors with expertise:		Allen, Bitzer, Creed, DiCamillo, Dietz, Fettig, Johnston, Spencer, White
Innovation, Technology and Engineering	•	Whirlpool is committed to industry-leading and consumer-relevant innovation, and directors with this experience provide unique perspectives on our innovation strategy and execution.
Directors with expertise:		Allen, Bitzer, DiCamillo, Dietz, Elliott, Johnston, Spencer, White
Global Supply Chain, Manufacturing, Logistics	•	Whirlpool is focused on maintaining the best cost structure in the industry, and directors with this experience provide oversight of our manufacturing and logistics strategies.
Directors with expertise:		Allen, Bitzer, DiCamillo, Dietz, Fettig, Johnston, Spencer, White
Marketing/Digital Marketing/Branded Consumer Products	•	Brand leadership and enhancing the consumer experience for our branded products are key Whirlpool strategies, and directors with this expertise provide valuable insights.
Directors with expertise:		Bitzer, Creed, DiCamillo, Dietz, Elliott, Fettig, Manwani, Perez, White
Accounting, Finance and Capital Structure	•
Whirlpool conducts business throughout the world and engages in complex financial transactions in numerous countries and currencies, and such skills assist our directors in evaluating our capital structure and overseeing our financial reporting.

Directors with expertise:		Allen, Bitzer, DiCamillo, Dietz, Fettig, Johnston, Liu, Perez, Spencer, White
Board Practices of Other Major Corporations	•
Whirlpool believes that effective corporate governance is a key to achieving strong results, and that experience on other boards provides our directors with valuable insights on emerging trends and effective governance and oversight.

Directors with expertise:		Allen, Creed, Dietz, Elliott, Fettig, Johnston, Liu, Manwani, Perez, White
Legal/Regulatory and Government Affairs	•	Whirlpool regularly faces legal and regulatory issues around the world. Such experience aids directors in overseeing Whirlpool's risk management and compliance in these constantly evolving areas.
Directors with expertise:		Allen, Dietz, Fettig, Spencer, White
Human Resources and Development Practices	•	Thoughtful succession planning and talent management are key to ensuring our continued success, and directors with HR and development expertise are adept at assessing our talent pipeline.
Directors with expertise:		Allen, Bitzer, Dietz, Fettig, Johnston, Manwani, Perez, Spencer, White

6 l Notice of Annual Meeting of Stockholders and 2017 Proxy Statement

Item 1- Election of Directors
Director Nominees

We currently have 13 directors on the Board. Directors who are elected will serve until our next annual meeting of stockholders and stand for reelection annually. Each of the nominees below has consented to be a nominee named in this proxy statement and to serve if elected. The Board recommends a vote FOR the election of each of the directors nominated below.

SAMUEL R. ALLEN

Mr. Allen, 63, has served as a director since 2010. Mr. Allen has been Chairman and Chief Executive Officer of Deere & Co., a farm machinery and equipment company, since 2010, and a director since 2009. Mr. Allen joined Deere & Co. in 1975 and since that time has held positions of increasing responsibility.

• Committees: Corporate Governance and Nominating; Human Resources

MARC R. BITZER

Mr. Bitzer, 52, has served as a director since 2015. Mr. Bitzer was named President and Chief Operating Officer, Whirlpool Corporation, in 2015. Prior to this role, Mr. Bitzer was Vice Chairman, Whirlpool Corporation, a position he held since 2014. Prior to this role, Mr. Bitzer had been President of Whirlpool North America and Whirlpool Europe, Middle East and Africa after holding other positions of increasing responsibility since 1999.

GREG CREED

Mr. Creed, 59, has served as a director since February 2017. Mr. Creed has been Chief Executive Officer of YUM! Brands, Inc., a leading operator of quick service restaurants, since 2015. He served as Chief Executive Officer of Taco Bell Division in 2014, and as Chief Executive Officer of Taco Bell U.S. from 2011 to 2013 after holding other positions of increasing responsibility with the company since 1994. Mr. Creed has served as a director of YUM since 2014 and previously served as a director of International Game Technology from 2010 to 2015. Mr. Creed was recommended to Whirlpool's Corporate Governance and Nominating Committee and Board by a third party search firm.

• Committees: Human Resources; Finance

GARY T. DICAMILLO

Mr. DiCamillo, 66, has served as a director since 1997. Mr. DiCamillo has been a Partner at Eaglepoint Advisors, LLC, a turnaround, restructuring, and strategic advisory firm, since 2010. Prior to joining Eaglepoint Advisors, LLC, Mr. DiCamillo was President and Chief Executive Officer of Advantage Resourcing (formerly known as RADIA International), a professional and commercial staffing company, from 2002 until August 2009. From 1995 to 2002, Mr. DiCamillo served as Chairman and Chief Executive Officer of Polaroid Corporation. Mr. DiCamillo is a director of Global Partner Acquisition Corp. (since 2015), Pella Corporation (from 1993 to 2007, and 2010 to present), a privately held company, the Sheridan Group, Inc. (since 1989), which was public within the past five years, and previously served as a director, as well as Lead Director, of 3Com Corporation (2000 to 2009).

• Committees: Audit (chair); Finance

Notice of Annual Meeting of Stockholders and 2017 Proxy Statement l 7

Item 1- Election of Directors
Director Nominees

DIANE M. DIETZ

Ms. Dietz, 51, has served as a director since 2013. Ms. Dietz has been the President and Chief Executive Officer of Rodan & Fields, LLC, a leading premium skincare company, since January 2016. Ms. Dietz served as Executive Vice President and Chief Marketing Officer of Safeway, Inc., a leading food and drug retailer, from 2008 to 2015. Prior to joining Safeway, Inc., Ms. Dietz held positions of increasing responsibility with Procter & Gamble from 1989 through 2008.perience.

• Committees: Corporate Governance and Nominating; Finance

GERRI T. ELLIOTT

Ms. Elliott, 60, has served as a director since 2014. Ms. Elliott is the former Executive Vice President, Strategic Advisor of Juniper Networks, a producer of high-performance networking equipment. Ms. Elliott began her employment with Juniper Networks in 2009 and held positions of increasing responsibility until her retirement in 2014. Before joining Juniper Networks, Ms. Elliott was at Microsoft Corporation, where she was Corporate Vice President, Worldwide Sector Organization from 2004 to 2008. Prior to joining Microsoft Corporation, Ms. Elliott spent 22 years at IBM Corporation, where she held several senior executive positions in the U.S. and internationally. Ms. Elliott is a director of Bed Bath & Beyond, Inc. (since 2014) and Imperva, Inc. (since 2015).

• Committees: Audit; Human Resources

JEFF M. FETTIG

Mr. Fettig, 60, has served as a director since 1999. Mr. Fettig has been Chairman of the Board and Chief Executive Officer of Whirlpool Corporation since 2004 after holding other positions of increasing responsibility since 1981. Mr. Fettig is also a director of The Dow Chemical Company (since 2003).

MICHAEL F. JOHNSTON

Mr. Johnston, 69, has served as a director since 2003. Mr. Johnston retired from Visteon Corporation, an automotive components supplier, in 2008. At Visteon, he served as Chairman of the Board and Chief Executive Officer, President, and Chief Operating Officer at various times since 2000. In May 2009, Visteon filed for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code. Before joining Visteon, Mr. Johnston held various positions in the automotive and building services industry. Mr. Johnston is also a director of Armstrong Flooring, Inc. (since 2016) and Dover Corporation (since 2013), and previously served as a director of Armstrong World Industries, Inc. (2010 to 2016) and Flowserve Corporation (1997 to 2013).

• Committees: Audit; Corporate Governance and Nominating (chair)

JOHN D. LIU

Mr. Liu, 48, has served as a director since 2010. Mr. Liu has been the Chief Executive Officer of Essex Equity Management, a financial services company, and Managing Partner of Richmond Hill Investments, an investment management firm, since 2008. Prior to that time, Mr. Liu was employed for 12 years by Greenhill & Co. Inc., a global investment banking firm, in positions of increasing responsibility including Chief Financial Officer.

• Committees: Audit; Finance

8 l Notice of Annual Meeting of Stockholders and 2017 Proxy Statement

Item 1- Election of Directors
Director Nominees

HARISH MANWANI

Mr. Manwani, 63, has served as a director since 2011. Mr. Manwani is Global Executive Advisor for Blackstone Private Equity Group, a position he has held since 2015. Mr. Manwani is the former Chief Operating Officer of Unilever, a global consumer product brands company, a position he was appointed to in 2011 and held until his retirement in 2014. He remains the non-executive Chairman of Hindustan Unilever Limited (HUL). Mr. Manwani is also a director of Pearson plc (since 2013), Qualcomm Inc. (since 2014) and Nielsen Holdings plc (since 2015) and is a director of the Economic Development Board of Singapore.

• Committees: Corporate Governance and Nominating; Finance

WILLIAM D. PEREZ

Mr. Perez, 69, has served as a director since 2009. Mr. Perez has been a Senior Advisor to Greenhill & Co., Inc., a global investment banking firm, since 2010. Prior to joining Greenhill & Co., Inc., Mr. Perez was President and Chief Executive Officer of the Wm. Wrigley Jr. Company from 2006 to 2008, and President, Chief Executive Officer, and a director of Nike, Inc. from 2004 to 2006. Mr. Perez spent 34 years at S.C. Johnson in various positions, including Chief Executive Officer and President. Mr. Perez is also a director of Johnson & Johnson (since 2007) and previously served as a director of Kellogg Company (2000 to 2006) and Campbell Soup Company (2009 to 2012).

• Committees: Finance (chair); Human Resources

LARRY O. SPENCER

General Spencer, 63, has served as a director since August 2016. General Spencer is President of the Air Force Association, a position he had held since his retirement as a four-star general in 2015 after serving 44 years with the United States Air Force. General Spencer held positions of increasing responsibility with the Air Force, which included Vice Chief of Staff, the second highest-ranking military member in the Air Force. General Spencer was the first Air Force officer to serve as the Assistant Chief of Staff in the White House Military Office and he served as Chief Financial Officer and then Director of Mission Support at a major command. General Spencer was recommended to Whirlpool's Corporate Governance and Nominating Committee and Board by a third party search firm.

• Committees: Corporate Governance and Nominating; Finance

MICHAEL D. WHITE

Mr. White, 65, has served as a director since 2004. Mr. White is an Advisory Partner for Trian Fund Management, L.P., a position he has held since January 2016. Prior to joining Trian, Mr. White was the Chairman, President and Chief Executive Officer of DIRECTV, a leading provider of digital television entertainment services, from 2010 until his retirement in 2015. He also served as a director of the company from 2009 until 2015. From 2003 until 2009, Mr. White was Chief Executive Officer of PepsiCo International, and Vice Chairman, PepsiCo, Inc. after holding positions of increasing responsibility with PepsiCo since 1990. Mr. White is also a director of Kimberly-Clark Corporation (since 2015) and Bank of America Corporation (since June 2016).

• Committees: Corporate Governance and Nominating; Human Resources (chair)

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Board of Directors and Corporate Governance

Board of Directors and Corporate Governance

I. Board of Directors and Committees
Board of Directors
During 2016, our Board met six times and had four committees. The committees consisted of an Audit Committee, a Corporate Governance and Nominating Committee, a Human Resources Committee, and a Finance Committee. Each director attended at least 75% of the total number of meetings of the Board and the Board committees on which he or she served.
All directors properly nominated for election are expected to attend the annual meeting of stockholders. In 2016, all of our directors attended the annual meeting of stockholders.
Each Committee may form subcommittees and delegate certain actions to those subcommittees.

The table below lists the number of times each committee met in 2016, the major responsibilities of each committee, and the current membership for each committee.

Committee		Key Responsibilities
Audit	•	Oversee accounting functions, internal controls and the integrity of financial statements and related reports
	•	Oversee compliance with legal and regulatory requirements, monitor risk assessment, and risk management process
	•	Monitor the independent registered accounting firm's performance, qualifications, and independence, retain the firm, and approve all permissible fees
8 meetings	•	Oversee the performance of our internal audit function
Committee Members:		DiCamillo (Chair), Elliott, Johnston, and Liu
Corporate Governance and Nominating	•	Identify potential Board members and recommend director nominees
	•	Annually review Board and committee effectiveness
	•	Recommend changes to director compensation and committee rotation
4 meetings	•	Recommend the corporate governance principles adopted by Whirlpool
Committee members:		Johnston (Chair), Allen, Dietz, Manwani, Spencer, and White
Human Resources	•	Determine and approve compensation for CEO and other executive officers
	•	Approve goals/objectives for CEO compensation and evaluate CEO performance
	•	Determine and approve equity grants for executive officers and each employee subject to Section 16 of the Securities Exchange Act of 1934
3 meetings	•	Make recommendations to the Board on Whirlpool's incentive plans
Committee members:		White (Chair), Allen, Creed, Elliott, and Perez
Finance	•	Review capital policies and strategies to set an acceptable capital structure, including debt issuance and share repurchases
	•	Review policies regarding dividends, interest rates and foreign exchange rates, liquidity management and derivatives
	•	Review tax-planning strategy and initiatives
2 meetings	•	Oversee the establishment and implementation of guidelines relating to the management of significant financial structure and related potential risks
Committee members:		Perez (Chair), Creed, DiCamillo, Dietz, Liu, Manwani, and Spencer

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Board of Directors and Corporate Governance

Beginning April 2017, the composition of the Board's committees will be as follows:

•	Audit Committee: White (Chair), DiCamillo, Elliott, Johnston, and Liu

•	Corporate Governance and Nominating Committee: Allen (Chair), Dietz, Manwani, Spencer, and White

•	Human Resources Committee: Johnston (Chair), Allen, Creed, Dietz, Manwani, and Perez

•	Finance Committee: Perez (Chair), Creed, DiCamillo, Elliott, Liu, and Spencer

Director Independence

The Corporate Governance and Nominating Committee conducts an annual review of the independence of the members of the Board and its committees, and reports its findings to the full Board. Eleven of our 13 directors are nonemployee directors (all except Messrs. Fettig and Bitzer). Although the Board has not adopted categorical standards of materiality for independence purposes (other than those set forth in the NYSE listing standards), information provided by the directors and Whirlpool did not indicate any relationships (e.g., commercial, industrial, banking, consulting, legal, accounting, charitable, or familial) which would impair the independence of any of the nonemployee directors. Based on the report and recommendation of the Corporate Governance and Nominating Committee, the Board has determined that each of its nonemployee directors satisfies the independence standards set forth in the listing standards of the NYSE.
Committee Member Independence and Expertise
Each Board committee is comprised solely of independent directors who meet the independence standards under the NYSE listing standards.
In addition, the Audit Committee members all meet the enhanced independence standards for audit committee members set forth in the NYSE listing standards (which incorporates the standards set forth in the rules of the Securities and Exchange Commission). The Board has determined that each member of the Audit Committee satisfies the financial literacy qualifications of the NYSE listing standards and that Mr. DiCamillo satisfies the "audit committee financial expert" criteria established by the Securities and Exchange Commission and has accounting and financial management expertise as required under the NYSE listing rules.
Similarly, the Human Resources Committee members all meet the enhanced independence standards for compensation committee members under the NYSE listing standards (which incorporates the standards set forth in the rules of the Securities and Exchange Commission), and qualify as "outside directors" for purposes of Section 162(m) of the Internal Revenue Code and "nonemployee directors" for purposes of Rule 16b-3 under the Securities Exchange Act of 1934. For information about the Human Resources Committee's processes for establishing and overseeing executive compensation, refer to "Compensation Discussion and Analysis – Role of the Human Resources Committee."

II. Corporate Governance
Board Leadership Structure
As noted above, our Board is currently comprised of eleven independent and two employee directors. Mr. Fettig has served as Chairman of the Board and Chief Executive Officer since July 2004, and has been a member of our Board since June 1999. Since 2003, the Board has designated one of the independent directors as Presiding Director. We believe that the number of independent, experienced directors that make up our Board, along with the independent oversight of our Presiding Director, benefits Whirlpool and its stockholders. Mr. Johnston is currently serving as the Presiding Director. Beginning April 2017, Mr. Allen will serve as Presiding Director.

Notice of Annual Meeting of Stockholders and 2017 Proxy Statement l 11

Board of Directors and Corporate Governance

We recognize that different board leadership structures may be appropriate for companies in different situations and believe that no one structure is suitable for all companies. We believe our current Board leadership structure is optimal for us because it demonstrates to our employees, suppliers, customers, and other stakeholders that Whirlpool is under strong leadership, with a single person setting the tone and having primary responsibility for managing our operations. Having a single leader for both the Company and the Board eliminates the potential for confusion or duplication of efforts, and provides clear leadership for Whirlpool. We believe Whirlpool, like many U.S. companies, has been well-served by this leadership structure.
Because the positions of Chairman of the Board and Chief Executive Officer are held by the same person, the Board believes it is appropriate for the independent directors to elect one independent director to serve as a Presiding Director.

Presiding Director Responsibilities
•	Preside at executive sessions of nonemployee directors
•	Coordinate with the Chairman of the Board and Chief Executive Officer in establishing the annual agenda and topic items for Board meetings
•	Serve as a focal point for managing stockholder communication with independent directors
•	Retain independent advisors on behalf of the Board as the Board may determine is necessary or appropriate
•
Assist the Human Resources Committee with the annual evaluation of the performance of the Chairman of the Board and Chief Executive Officer, and in conjunction with the Chair of the Human Resources Committee, meet with the Chairman of the Board and Chief Executive Officer to discuss the results of such evaluation

•	Perform such other functions as the independent directors may designate from time to time

Our Board conducts an annual evaluation in order to determine whether it and its committees are functioning effectively. As part of this annual self-evaluation, the Board evaluates whether the current leadership structure continues to be optimal for Whirlpool and its stockholders. Our Corporate Governance Guidelines provide the flexibility for our Board to modify or continue our leadership structure in the future, as it deems appropriate.
Risk Oversight
Our Board is responsible for overseeing Whirlpool's risk management. The Board focuses on Whirlpool's general risk management strategy and the most significant risks facing Whirlpool, and ensures that appropriate risk mitigation strategies are implemented by management. The Board is also apprised of particular risk management matters in connection with its general oversight and approval of corporate matters.

The Board has delegated to the Audit Committee oversight of Whirlpool's risk management process. Among its duties, the Audit Committee reviews with management:

•	Whirlpool's policies with respect to risk assessment and management of risks that may be material to Whirlpool;

•	Whirlpool's system of disclosure controls and system of internal controls over financial reporting;

•	Whirlpool's compliance with legal and regulatory requirements; and

•	Major legislative and regulatory developments that could materially impact Whirlpool's contingent liabilities and risks.

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Board of Directors and Corporate Governance

Our other Board committees also consider and address risk as they perform their respective committee responsibilities. All committees report to the full Board as appropriate, including when a matter rises to the level of a material or enterprise level risk.
Whirlpool's management is responsible for day-to-day risk management. Our treasury, risk management, and internal audit areas serve as the primary monitoring and testing function for Company-wide policies and procedures and manage the day-to-day oversight of the risk management strategy for the ongoing business of Whirlpool. This oversight includes identifying, evaluating, and addressing potential risks that may exist at the enterprise, strategic, financial, operational, and compliance and reporting levels.
We believe the division of risk management responsibilities described above is an effective approach for addressing the risks facing Whirlpool, and that our Board leadership structure supports this approach.
Compensation Risk Assessment
Whirlpool regularly reviews its employee compensation programs based on several criteria, including the extent to which they may result in risk to the Company. Our compensation function, with assistance from the risk management and internal audit functions, annually assesses whether our compensation programs create incentives or disincentives that materially affect risk taking or are reasonably likely to have a material adverse effect on the Company. The Human Resources Committee, with the assistance of Frederic W. Cook & Co., Inc. ("FW Cook"), evaluates the results of this assessment. As part of this assessment, management and the Human Resources Committee considered the following risk-mitigating features of our compensation programs.

Risk Mitigating Features of Whirlpool's Compensation Programs
•	Annual and long-term performance metrics used in our global compensation programs are multiple, balanced and more heavily weighted toward corporate-wide, audited metrics.
•	Metrics used in the executive compensation programs are approved by the Human Resources Committee which is composed solely of independent directors.
•	The Human Resources Committee retains an independent advisor that is involved with an ongoing review of the executive compensation program.
•	Long-term incentive compensation represents a significant portion of our compensation mix.
•	Significant stock ownership guidelines are in place for executives.
•	Claw-back provisions for variable compensation programs are in place to deal with misconduct.
•
Commission incentive programs are designed to pay out based on profitability and are subject to multiple layers of management review, including an annual review of plan design and results by regional senior management.

Based on this assessment, the Human Resources Committee has concluded that our compensation programs do not create risks that would be reasonably likely to have a material adverse effect on the Company.
Communications Between Stockholders and the Board
The Board has adopted procedures for communications by stockholders and other interested parties with the Board, the Presiding Director, the independent directors as a group, and individual directors.  The Board has designated the Corporate Secretary as its agent for the receipt and processing of such communications.

Notice of Annual Meeting of Stockholders and 2017 Proxy Statement l 13

Board of Directors and Corporate Governance

Interested parties may send communications to the Board as a whole, the Chairman of the Board, the Presiding Director, the independent directors as a group, a committee of the Board, a committee chair, or individual directors:

•	Electronically by email to: corporate_secretary@whirlpool.com; or

•	In writing by letter to:

[Name of Director or Group]
c/o Corporate Secretary
Whirlpool Corporation
2000 North M-63, MD 3602
Benton Harbor, MI 49022

Such communications should clearly identify the intended recipient.

Majority Voting for Directors; Director Resignation Policy
Whirlpool's by-laws require directors to be elected by the majority of the votes cast with respect to such director in uncontested elections (number of shares voted "for" a director must exceed the number of votes cast "against" that director). In a contested election (a situation in which the number of nominees exceeds the number of directors to be elected), directors will be elected by a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. If a nominee who is serving as a director is not elected at the annual meeting, under Delaware law the director would continue to serve on the Board as a "holdover director." However, under our Board's policy, any director who fails to be elected must offer to tender his or her resignation to the Board. The Board shall nominate for election or reelection as director only candidates who agree to tender, promptly following the annual meeting at which they are elected or reelected as director, irrevocable resignations that will be effective upon (1) the failure to receive the required vote at the next annual meeting at which they face reelection and (2) Board acceptance of such resignation. In addition, the Board shall fill director vacancies and new directorships only with candidates who agree to tender, promptly following their appointment to the Board, the same form of resignation tendered by other directors in accordance with this Board policy.
If an incumbent director fails to receive the required vote for reelection, the Corporate Governance and Nominating Committee will act on an expedited basis to determine whether to accept the director's resignation and will submit such recommendation for prompt consideration by the Board. The Board expects the director whose resignation is under consideration to abstain from participating in any decision regarding that resignation. The Corporate Governance and Nominating Committee and the Board may consider any factors they deem relevant in deciding whether to accept a director's resignation.
Code of Ethics
All of Whirlpool's directors and employees, including its Chief Executive Officer, Chief Financial Officer, and Chief Accounting Officer, are required to abide by our Code of Ethics to ensure that our business is conducted in a consistently legal and ethical manner. The Code of Ethics covers all areas of professional conduct, including employment policies, conflicts of interest, fair dealing, and the protection of confidential information, as well as strict adherence to all laws and regulations applicable to the conduct of our business. We intend to disclose future amendments to, or waivers from, certain provisions of the Code of Ethics for executive officers and directors on our website within four business days following the date of any such amendment or waiver.

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Board of Directors and Corporate Governance

Director Nominations by Stockholders
In October 2016, our Board adopted a "proxy access" by-law, the result of the Company's engagement with many stockholders on the subject. The proxy access by-law allows a stockholder, or a group of up to 20 stockholders, who have held 3% or more of our outstanding shares continuously for at least three years to nominate, and include in the Company's proxy materials, director nominees constituting up to the greater of two individuals or 20% of our Board, provided that the stockholder(s) and nominee(s) satisfy the requirements specified in Article II, Section 13 of our by-laws.
To be included in the proxy materials for our 2018 Annual Meeting of shareholders, we must receive a stockholder's notice to nominate a director under our proxy access by-law between October 8, 2017 and November 7, 2017. Such notice must be delivered to, or mailed to and received by, the Corporate Secretary of Whirlpool. The notice must contain the information required by our by-laws, and the stockholder(s) and nominee(s) must comply with the information and other requirements in our by-laws relating to the inclusion of stockholder nominees in our proxy materials.
Nomination of a director to be submitted for consideration at the 2018 annual meeting of stockholders, but not intended to be included as a "proxy access" nominee, must be received by the Corporate Secretary of Whirlpool personally or by registered or certified mail, by January 17, 2018 and must satisfy the procedures set forth in Whirlpool's by-laws to be considered at the meeting. Our by-laws are posted for your convenience on the Whirlpool website: www.whirlpoolcorp.com/by-laws. Whirlpool believes that all nominees must, at a minimum, meet the selection criteria established by the Corporate Governance and Nominating Committee. The Board evaluates director nominees recommended by stockholders in the same manner in which it evaluates other director nominees. Whirlpool has established, through its Corporate Governance and Nominating Committee, selection criteria that identify desirable skills and experience for prospective Board members, including those properly nominated by stockholders.
Board Composition
The Board, with the assistance of the Corporate Governance and Nominating Committee, selects potential new Board members using criteria and priorities established from time to time. We believe it is valuable to have directors with varying lengths of service in order to strike the right balance between renewal and continuity. The introduction of four new independent directors in the past four years has brought fresh perspectives to our Board. Our experienced directors have deep knowledge of our operations and the evolution of our strategy. In addition, longer service on our Board has provided several directors with significant exposure during various economic cycles to both our business and the industry in which we compete. The Corporate Governance and Nominating Committee leads the Board's annual self-evaluation process and regularly reviews the relevant skill sets for director candidates. Our Corporate Governance Guidelines provide for retirement at age 72. Currently, our average tenure of independent directors is 7.5 years. Consequently, we believe that our current practices are sufficient to provide for board refreshment.
To assist the Corporate Governance and Nominating Committee in identifying potential director nominees who meet the criteria and priorities established from time to time and to facilitate the screening and nomination process for such nominees, the Corporate Governance and Nominating Committee has retained third-party search firms. The Corporate Governance and Nominating Committee retains the sole authority to retain and terminate any search firm to be used to identify director candidates, including sole authority to approve the search firm's fees and other retention terms. During 2016, the Corporate Governance and Nominating Committee engaged Heidrick & Struggles to assist the Committee in identifying and soliciting potential candidates to join our Board.
Desired personal qualifications for director nominees include: intelligence, integrity, strength of character, and commitment. Nominees should also have the sense of timing required to assess and challenge the way things are done and recommend alternative solutions to problems; the independence necessary to make an unbiased

Notice of Annual Meeting of Stockholders and 2017 Proxy Statement l 15

Board of Directors and Corporate Governance

evaluation of management performance and effectively carry out responsibilities of oversight; an awareness of both the business and social environment in which today's corporation operates; and a sense of urgency and spirit of cooperation that will enable them to interact with other Board members in directing the future, profitable growth of Whirlpool. Desired experience for director nominees includes: at least ten years of experience in a senior executive role with a major business organization, preferably as either Chief Executive Officer or Chairman (equivalent relevant experience from other backgrounds such as academics or government may also be considered); a proven record of accomplishment and line operating (or equivalent) experience; first-hand experience with international operations; a working knowledge of corporate governance issues and the changing role of the Board; and exposure to corporate programs designed to create stockholder value, while balancing the needs of all stakeholders. Director nominees should not be employed by or affiliated with any organization that has significantly competitive lines of business or that may otherwise present a conflict of interest. The composition, skills, and needs of the Board change over time and will be considered in establishing the profile of desirable candidates for any specific opening on the Board. The Corporate Governance and Nominating Committee has determined that it is desirable for the Board to have a variety of differences in viewpoints, professional experiences, educational background, skills, race, gender, age, and national origin, and considers diversity and background in its selection process.
Corporate Governance Guidelines and Other Available Information
Whirlpool is committed to the highest standards of corporate governance. On the recommendation of the Corporate Governance and Nominating Committee, the Board adopted a set of Corporate Governance Guidelines for Operation of the Board of Directors.
Whirlpool's current Corporate Governance Guidelines, Code of Ethics, by-laws, and written charters for its Audit, Corporate Governance and Nominating, Human Resources, and Finance committees are posted on the Whirlpool website: www.whirlpoolcorp.com/policies. Stockholders may also request a free copy of these documents from: Investor Relations, Whirlpool Corporation, 2000 North M-63, Mail Drop 2609, Benton Harbor, Michigan, 49022; (269) 923-2641.

Related Person Transactions

The Board has adopted written procedures relating to the Corporate Governance and Nominating Committee's review and approval of transactions with related persons that are required to be disclosed in proxy statements by Securities and Exchange Commission regulations ("related person transactions"). A "related person" is defined under the applicable Securities and Exchange Commission regulation and includes our directors, executive officers, and owners of 5% or more of our common stock. The Corporate Secretary administers procedures adopted by the Board with respect to related person transactions and the Corporate Governance and Nominating Committee reviews and approves all such transactions. At times, it may be advisable to initiate a transaction before the Corporate Governance and Nominating Committee has evaluated it, or a transaction may begin before discovery of a related person's participation. In such instances, management consults with the Chairman of the Corporate Governance and Nominating Committee to determine the appropriate course of action. Approval of a related person transaction requires the affirmative vote of the majority of disinterested directors on the Corporate Governance and Nominating Committee. In approving any related person transaction, the Corporate Governance and Nominating Committee must determine that the transaction is fair and reasonable to Whirlpool. The Corporate Governance and Nominating Committee periodically reports on its activities to the Board. The written procedures relating to the Corporate Governance and Nominating Committee's review and approval of related person transactions is available on our website: www.whirlpoolcorp.com/policies.

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Board of Directors and Corporate Governance

Human Resources Committee Interlocks and Insider Participation

During fiscal 2016, Messrs. Allen, Perez, and White and Ms. Elliott served as members of the Human Resources Committee. No member of the Human Resources Committee was at any time during 2016 an officer or employee of Whirlpool and no member of the Human Resources Committee has formerly been an officer of Whirlpool. In addition, no "compensation committee interlocks" existed during fiscal year 2016.

Notice of Annual Meeting of Stockholders and 2017 Proxy Statement l 17

Security Ownership

Security Ownership

The following table presents the ownership on December 31, 2016 of the only persons known by us as of February 17, 2017 to beneficially own more than 5% of our common stock, based upon statements on Schedule 13G filed by such persons with the Securities and Exchange Commission.

Schedule 13G Filed On	Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Class
2/10/2017	The Vanguard Group Inc.(1) 100 Vanguard Blvd. Malvern, PA 19355	7,120,511	9.56%
1/27/2017	BlackRock, Inc.(2) 55 East 52nd Street New York, NY 10055	4,689,780	6.30%

(1)
Based solely on a Schedule 13G/A filed with the SEC by The Vanguard Group Inc. ("Vanguard Group"), a registered investment advisor. Vanguard Group has sole voting power with respect to 118,164 shares, sole dispositive power with respect to 6,990,185 shares, shared voting power with respect to 13,660 shares, and shared dispositive power with respect to 130,326 shares.

(2)
Based solely on a Schedule 13G/A filed with the SEC by BlackRock, Inc. ("BlackRock"). BlackRock has sole voting power with respect to 3,988,487 shares and sole dispositive power with respect to 4,689,780 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Whirlpool's directors and executive officers and persons who own more than 10% of Whirlpool's common stock (each, a "reporting person") to file with the SEC initial reports of ownership and reports of changes in ownership of Whirlpool's common stock. Based solely on its review of the copies of such reports furnished to or prepared by Whirlpool and written representations that no other reports were required, Whirlpool believes that all Section 16(a) filing requirements applicable to reporting persons were complied with during the fiscal year ended December 31, 2016.

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Beneficial Ownership

Beneficial Ownership

The following table reports beneficial ownership of common stock by each director, nominee for director, and the Named Executive Officers (as defined elsewhere in this proxy statement), and all directors and executive officers of Whirlpool as a group, as of February 1, 2017. Beneficial ownership includes, unless otherwise indicated, all shares with respect to which each director or executive officer, directly or indirectly, has or shares the power to vote or to direct the voting of such shares, or to dispose or direct the disposition of such shares. The address of all directors and executive officers named below is c/o Whirlpool Corporation, 2000 North M-63, MD 3602, Benton Harbor, Michigan, 49022.

Name	Shares Beneficially Owned (1)	Deferred Stock Units (2)	Shares Under Exercisable Options (3)	Total (4)	Percentage (* Less than 1%)
Samuel R. Allen	12,014	—	—	12,014	*
Marc R. Bitzer	76,318	36,264	68,111	180,693	*
Greg Creed (5)	—	—	—	—	*
Esther Berrozpe Galindo	21,689	—	8,230	29,919	*
Gary T. DiCamillo	6,235	16,218	12,337	34,790	*
Diane M. Dietz	5,120	—	—	5,120	*
Gerri T. Elliott	3,093	—	—	3,093	*
Jeff M. Fettig	235,778	222,386	1,124,998	1,583,162	2.09%
Michael F. Johnston	3,000	12,877	9,937	25,814	*
John D. Liu	1,000	6,525	—	7,525	*
Harish Manwani	4,208	—	—	4,208	*
William D. Perez	6,239	2,177	1,357	9,773	*
James W. Peters	13,226	256	3,417	16,899	*
Larry O. Spencer	1,000	—	—	1,000	*
David T. Szczupak	27,278	—	25,256	52,534	*
Larry M. Venturelli	10,412	6,234	23,630	40,276	*
Michael D. White	2,700	12,334	—	15,034	*
All directors and executive officers as a group (18 persons)	465,672	311,902	1,271,396	2,048,970	2.69%

(1)
Does not include 1,388,372.226 shares held by the Whirlpool 401(k) Trust (but does include 11,924.774 shares held for the accounts of executive officers). Includes restricted stock units that become payable (assuming that performance-based restricted stock units pay out at target) within 60 days of February 1, 2017, before deferrals and tax liabilities.

(2)
Represents the number of shares of common stock, based on deferrals made into the Deferred Compensation Plan II for Nonemployee Directors, one of the executive deferred savings plans, or the terms of deferred stock awards, that we are required to pay to a nonemployee director when the director leaves the Board or to an executive officer when the executive officer is no longer an employee. None of these deferred stock units have voting rights.

(3)	Includes shares subject to options that will become exercisable within 60 days of February 1, 2017.

(4)	May include restricted stock units and option shares which cannot be voted until vesting or exercise, as applicable.

(5)	Mr. Creed was appointed to the Board on February 20, 2017.

Notice of Annual Meeting of Stockholders and 2017 Proxy Statement l 19

Nonemployee Director Compensation

Nonemployee Director Compensation

We provide a comprehensive compensation program in order to attract and retain qualified directors and support stockholder alignment objectives. The compensation program consists of cash and stock retainers. Each director receives a one-time grant of 1,000 shares of common stock at the time a director first joins the Board, and one-half of the annual director compensation is paid in stock. In December 2016, management evaluated competitive market data on nonemployee director compensation with FW Cook. Based on that review, our Corporate Governance and Nominating Committee recommended, and the Board approved, the changes reflected in the table below, effective for 2017.

Nonemployee Director Compensation	2016	2017
Type of Compensation	Amount	Amount
Annual Cash Retainer	$125,000	$130,000
Annual Stock Awards Retainer	657	*
Annual Retainer for Committee Chair (in addition to other retainers):
Audit Committee	$20,000	$20,000
Human Resources Committee	$15,000	$20,000
All Other Committees	$10,000	$15,000
Annual Retainer for Presiding Director (in addition to other retainers):	$25,000	$25,000
*Grant of stock on the date of the annual meeting of stockholders, with the number of shares to be issued determined by dividing the annual cash retainer amount by the price of a single share of Whirlpool common stock at the close of business on the annual meeting date.
Deferral of Annual Retainer and Stock Grants
A nonemployee director may elect to defer any portion of the annual cash retainer and annual stock award retainer until he or she ceases to be a director. Under this policy, when the director's term ends, any deferred annual retainer will be made in a lump sum or in monthly or quarterly installments. In addition, payment of any deferred annual stock grant will be made as soon as is administratively feasible. Annual cash retainers deferred on or before December 31, 2004 accrue interest quarterly at a rate equal to the prime rate in effect from time to time. Annual cash retainers deferred after December 31, 2004 may be allocated to notional investments that mirror those available to participants in our U.S. 401(k) plan, with the exception of the Whirlpool stock fund.
Stock Ownership Guidelines
The Board has established a guideline for nonemployee directors to have equity ownership of Whirlpool stock equal in value to five times the basic annual cash retainer, with a five-year timetable to obtain this objective. Each nonemployee director's progress toward achieving the requisite level of ownership is reviewed annually. As of the end of 2016, all nonemployee directors met, or were on track to meet, this requirement. These ownership guidelines are based on a review of competitive market practice conducted by FW Cook, our independent compensation consultant.

20 l Notice of Annual Meeting of Stockholders and 2017 Proxy Statement

Nonemployee Director Compensation

Other Compensation Elements
For evaluative purposes, Whirlpool permits nonemployee directors to test Whirlpool products for home use. Directors are not reimbursed for any income tax they incur as a result of this policy. Directors are reimbursed for business expenses related to attendance at Board and committee meetings and for attendance at qualified third-party director education programs. On rare occasions for personal convenience, a director's spouse or other family member may accompany a director on a Whirlpool aircraft flight. No additional operating cost is incurred by Whirlpool in such situations and the director is taxed on the value of the benefit. A director's qualifying charitable contribution of up to $10,000 will be matched by the Whirlpool Foundation annually. Whirlpool also pays the premiums to provide each nonemployee director who served on the Board as of January 1, 2011 with (1) term life insurance while serving as a director, equal to one-tenth of the director's basic annual cash retainer times the director's months of service, unless the director has opted out of coverage, and (2) travel accident insurance of $1 million when traveling on Whirlpool business.
Nonemployee Director Compensation Table

Name	Fees Earned or Paid in Cash (1) ($)	Stock Awards (2) ($)	All Other Compensation (3) ($)	Total ($)
Samuel R. Allen	125,000	124,929	564	250,493
Gary T. DiCamillo	145,000	124,929	5,382	275,311
Diane M. Dietz	125,000	124,929	923	250,852
Gerri T. Elliott	125,000	124,929	3,536	253,465
Michael F. Johnston	160,000	124,929	564	285,493
John D. Liu	125,000	124,929	2,703	252,632
Harish Manwani	125,000	124,929	9,367	259,296
William D. Perez	135,000	124,929	3,139	263,068
Larry O. Spencer	47,214	184,860	564	232,638
Michael D. White	140,000	124,929	34,045	298,974

(1)	The aggregate dollar amount of all fees earned or paid in cash for services as a director, including all annual retainer fees, before deferrals and relinquishments.

(2)
Reflects the fair value of shares of common stock, before deferrals, awarded in 2016 on the award date. The fair value of the stock awards for financial reporting purposes will likely vary from the amount the director actually receives based on a number of factors, including stock price fluctuations and timing of sale. See the "Share-based Incentive Plans" Note to the Consolidated Financial Statements contained in our Annual Report on Form 10-K for a discussion of the relevant assumptions used to account for these awards. As of December 31, 2016, none of our nonemployee directors were deemed to have outstanding stock awards because all stock awards vest immediately.

(3)	The table on the following page presents an itemized account of 2016 nonemployee director "All Other Compensation".

Notice of Annual Meeting of Stockholders and 2017 Proxy Statement l 21

Nonemployee Director Compensation

Name	Life Insurance Premiums ($)	Charitable Program (a) ($)	Whirlpool Appliances and Other Benefits ($)	Total ($)
Samuel R. Allen	—	—	564	564
Gary T. DiCamillo	—	—	5,382	5,382
Diane M. Dietz	—	—	923	923
Gerri T. Elliott	—	—	3,536	3,536
Michael F. Johnston	—	—	564	564
John D. Liu	1,555	—	1,148	2,703
Harish Manwani	—	—	9,367	9,367
William D. Perez	1,660	—	1,479	3,139
Larry O. Spencer	—	—	564	564
Michael D. White	2,538	30,943	564	34,045

(a)
Includes 2016 interest cost related to a charitable program eliminated by the Board, prospectively, as of January 1, 2008. Through 2007, each nonemployee director could irrevocably choose to relinquish some or all of their annual cash retainer, which Whirlpool could then, in its discretion, award to as many as three charities upon the director's death. The maximum amount payable under the Charitable Program upon Mr. White's death is $1.5 million. Mr. White is the only active director with a benefit under this program.

22 l Notice of Annual Meeting of Stockholders and 2017 Proxy Statement

Compensation Discussion and Analysis

Compensation Discussion and Analysis

In this section, we provide a detailed description of our executive compensation programs, including our pay-for-performance philosophy and the long-term stockholder value strategy underpinning the programs, the individual elements of the programs, the methodology and processes used by the Human Resources Committee (the "Committee") to make sound compensation decisions, and the direct relationship between Whirlpool performance and compensation delivered in fiscal 2016.

The discussion in the CD&A focuses on our CEO, CFO (both current and former), and the three most highly compensated executive officers (the "NEOs") for the year, who were:
•	Jeff M. Fettig Chairman of the Board and Chief Executive Officer
•	James W. Peters Executive Vice President and Chief Financial Officer*
•	Larry M. Venturelli Former Executive Vice President and Chief Financial Officer*
•	Marc R. Bitzer President and Chief Operating Officer
•	Esther Berrozpe Galindo Executive Vice President and President, Whirlpool Europe, Middle East and Africa (EMEA)
•	David T. Szczupak Executive Vice President, Global Product Organization

* On August 1, 2016, Mr. Peters was appointed Executive Vice President and Chief Financial Officer upon Mr. Venturelli's decision to retire in February 2017.

I. Executive Summary

2016 Company Results

Whirlpool achieved record GAAP and ongoing earnings per share during 2016. The Company delivered these results despite global economic volatility, including currency and demand weakness in several countries around the world. Through decisive actions and strong operational execution, the Company delivered the following value-creating results:

•	Delivered revenues of $20.7 billion, down slightly compared to 2015, with growth of 1.6% excluding the negative impact of currency.

•	Delivered record GAAP earnings per share of $11.50, an increase of approximately 17% over 2015, and record ongoing earnings per share of $14.06[1], an increase of approximately 14%.

•
Made significant progress on acquisition integration activities in Europe, with continued progress on brand transitions, platform integration, and manufacturing transitions. The Company realized more than $200 million from global cost synergies and restructuring benefits in 2016.

•
Maintained its commitment to investing in product leadership and innovation, with $660 million in capital expenditures and approximately $600 million in research and development that helped deliver more than 100 new product launches throughout the world in 2016.

•
Generated cash provided by operating activities of $1.2 billion and used Free Cash Flow of $630 million[1] to return record levels of cash to shareholders through $525 million in share repurchases and $294 million in quarterly dividend payments (an increase of 11% on a per share basis).  The Company's balance sheet remains strong, with an increased capacity to invest, fund future growth, and assess opportunistic value-creating M&A activity.

•	Delivered one year cumulative Total Shareholder Return (TSR) of 26.7%, placing in the top quartile of the S&P 500.

•	Continued to invest in its leadership talent pipeline and increased engagement globally to above Best in Class benchmark levels.

[1]For a reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures, please see Annex A.

Notice of Annual Meeting of Stockholders and 2017 Proxy Statement l 23

Compensation Discussion and Analysis

Pay-for-Performance Philosophy

Whirlpool is dedicated to global leadership and to delivering superior stockholder value. To achieve our objectives, we have developed and execute a pay-for-performance philosophy based on the following guiding principles: compensation should be incentive-driven with a focus on both short-term and long-term results; a significant portion of pay should be performance-based, with the proportion varying in direct relation to an executive's level of responsibility; components of compensation should be linked to the drivers of stockholder value over the long term; and components of compensation should be tied to an evaluation of business results and individual performance.

2016 Compensation Program Review
The Human Resources Committee of the Board of Directors (the "Committee") considers the results of the annual "Say on Pay" vote, among other factors, in making decisions regarding executive compensation programs. We received very strong support with 96% of the votes approving our 2015 executive compensation programs at our 2016 annual meeting. The Committee recognizes that market practices and stockholder views on executive compensation practices continue to evolve. In recognition of this, we regularly engage in discussions with our stockholders regarding compensation matters and believe that this ongoing stockholder outreach process strengthens our understanding of stockholder concerns and the issues on which they are focused. The Committee works closely with its independent advisor and the management team to evaluate and make changes to ensure the Company has the appropriate compensation programs in place to most effectively link pay for performance, create stockholder value over the long term, and consistently apply good governance practices.
Compensation Program Highlights
The following table summarizes executive compensation practices that we have implemented to drive performance, as well as practices we avoid because we do not believe they serve the long-term interests of our stockholders.

What We Do
•	Pay for performance
•	Use an independent compensation consulting firm which is solely engaged to provide executive compensation services to Whirlpool
•	Cap short-term and long-term incentive awards
•	Set robust stock ownership guidelines for our executives (7x multiple for CEO)
•	Subject all variable pay to a compensation recovery "claw-back" policy
•	Have "double-trigger" change-in-control agreements
•	Mitigate risk in our compensation programs
•	Provide limited, market-competitive perquisites necessary to attract and retain top talent

What We Don't Do
•	Allow hedging or pledging of Whirlpool stock by executive officers and directors
•	Provide excise tax gross-ups to any executive
•	Enter into employment contracts except as required by local law or prevailing market practice
•	Pay dividends or dividend equivalents on grants of any performance-based or time-based restricted stock units prior to vesting
•	Reprice or reload stock options

24 l Notice of Annual Meeting of Stockholders and 2017 Proxy Statement

Compensation Discussion and Analysis

II. How Compensation Decisions Are Made
Role of the Human Resources Committee
The Committee has overall responsibility for Whirlpool's executive compensation programs. Typically, the Committee adopts the compensation goals and objectives for awards under our short-term and long-term incentive plans at its meeting in February of each year. The Committee considers and makes decisions on the principal elements of each NEO's compensation package at this meeting. The Committee also performs its evaluation of CEO performance for the most recently completed year and establishes target CEO compensation for the current year at this meeting. Throughout the year, the Committee evaluates the overall effectiveness of our compensation philosophy and programs in supporting our business strategy and human resources objectives. The Committee also reviews management's recommendations regarding hiring, promotion, retention, severance, and individual executive compensation packages related to those events.
In making its determinations, the Committee reviews and considers various factors and assigns different weightings to these factors depending on the type of determination and the circumstances related to each specific action. In determining base salary, the Committee may rely more heavily on market data and the guidance of its independent compensation consultant. In determining the payout of incentive awards, the Committee considers Company performance and management's assessment of individual performance. In setting long-term compensation, the Committee may give more weight to the scope and complexity of the individual's position and impact on overall Company results. While the Committee solicits and reviews recommendations from its independent compensation consultant, and in some circumstances management, ultimately the Committee makes decisions regarding these matters in its sole discretion.
Role of the Compensation Consultant
The Committee engages an independent compensation consultant to advise the Committee on Whirlpool's executive compensation program. The Committee has the sole authority and responsibility to select, retain, and terminate any consulting firm assisting in the evaluation of director, CEO, or senior executive compensation, and to approve the compensation consultant's fees and terms of engagement. The Committee continued to retain Frederic W. Cook & Co., Inc. ("FW Cook") in 2016 as its independent compensation consultant because of its extensive expertise and its independence due to the lack of any other business relationship with Whirlpool.
FW Cook did not perform any services for Whirlpool in 2016 other than those for the Committee related to executive compensation as discussed below, as well as a review of nonemployee director compensation for the Corporate Governance and Nominating Committee. FW Cook analyzed the effectiveness of pay-for-performance programs and assisted the Committee with a variety of ongoing items, including a review of materials prepared by management in advance of Committee meetings and the review of public disclosures, including this Compensation Discussion and Analysis and the accompanying tables and narrative footnotes.
As part of its ongoing role, FW Cook assists the Committee in reviewing executive compensation market practices and trends in general, and reviewing the compensation packages provided to the NEOs and other senior executives, based on a marketplace assessment of the compensation for the NEOs and other senior executives in comparable positions within the comparator group as described under "Benchmarking." With respect to the CEO, FW Cook provides alternatives, without the CEO's input, to the Committee regarding the CEO's compensation package (base salary, target incentive award levels, and mix of pay components).
The Committee has determined that the work of FW Cook did not raise any conflicts of interest in 2016. In making this assessment, the Committee considered the independence factors enumerated under SEC and NYSE rules, including the fact that FW Cook does not provide any other services to Whirlpool, the level of fees received from Whirlpool as a percentage of FW Cook's total revenue, policies and procedures employed by FW Cook to prevent conflicts of interest, and whether FW Cook or the individual FW Cook advisors to the

Notice of Annual Meeting of Stockholders and 2017 Proxy Statement l 25

Compensation Discussion and Analysis

Committee own any Whirlpool stock or have any business or personal relationships with members of the Committee or our executive officers.
Role of Management
Each year, the CEO and Chief Human Resources Officer make recommendations to the Committee regarding the design of the compensation and benefit programs for all executive officers. In addition, the CEO makes recommendations with respect to base salary, short-term cash incentive compensation, long-term incentive compensation, and total compensation levels for NEOs other than himself, based on his assessment of individual performance and contribution to Whirlpool. The CEO and Chief Human Resources Officer recommend the performance metrics to be used in establishing performance goals for the short-term cash incentive and long-term equity and cash incentive programs for adoption by the Committee. The Committee has authority to adopt or modify these metrics in its sole discretion. In addition, the CEO assesses the individual performance of the other NEOs to assist the Committee in making determinations regarding awards to be paid out under incentive programs.
Benchmarking
For 2016, the Committee utilized the comparator group listed below to benchmark executive compensation, which was the same comparator group utilized by the Committee in the prior year. These 17 public companies were selected because they have national and global business operations and are similar to Whirlpool in revenue, income, assets, market capitalization, number of employees, lines of business, and required management skills. Additionally, companies in the comparator group are recognized for their excellence in the areas of consumer focus and trade customer relations and for possessing highly complex global supply chains and manufacturing footprints.
We use publicly disclosed compensation data contained in proxy statements for companies in our comparator group as well as proprietary surveys purchased from third-party consulting firms. These independently conducted surveys generally include data from numerous organizations across various industry groupings and specific international regions, and also allow for comparisons to be made on the basis of job scope and other measures relevant to Whirlpool. Our benchmarking efforts also provide insight as to leading practices in both compensation program design and governance.

2016 Comparator Group
3M Company Cummins, Inc. Colgate-Palmolive Company Deere & Company Eaton Corporation plc Emerson Electric Co. The Goodyear Tire & Rubber Company Honeywell International, Inc. Illinois Tool Works, Inc.	Ingersoll-Rand plc Johnson Controls, Inc. Kellogg Company Motorola Solutions, Inc. Parker Hannifin Corporation Stanley Black & Decker, Inc. Textron, Inc. Xerox Corporation

26 l Notice of Annual Meeting of Stockholders and 2017 Proxy Statement

Compensation Discussion and Analysis

III. What We Pay and Why
The Committee sets compensation using a market-based approach, with differentiation based on individual and Company performance. The elements of our compensation program reflect our pay-for-performance philosophy. The Committee creates a compensation package for each NEO that contains a mix of compensation elements that it believes best addresses each NEO's responsibilities and best achieves our overall compensation objectives. In establishing target compensation, the Committee considers factors discussed below such as market compensation values and job responsibility.
Our compensation program is designed so that an individual's target compensation level rises as job responsibility increases, with the portion of performance-based compensation rising as a percentage of total target compensation. This ensures that the senior-most executives who are responsible for development and execution of our strategic plan are held most accountable for operational performance results and changes in stockholder value over time. As a result, actual total compensation of an executive is more dependent on performance than total compensation of employees at other levels of the corporation, resulting in larger increases and decreases in realized pay relative to target during periods of above-target and below-target performance. In addition, the Committee makes distinctions in the mix of cash and equity components based on job responsibility in shaping each NEO's compensation package. Generally, the proportion of equity compensation rises with increasing job responsibility to ensure strong alignment between executive and long-term stockholder interests.

Element	Form	Characteristics/Purpose

Base Salary¹	Cash	Fixed component based on responsibility, experience, and performance

Short-term Incentives¹	Annual Performance Cash Award	Performance-based variable cash incentives reward employees based on achieving annual financial and individual performance goals

Long-term Incentives¹	Performance-based Restricted Stock Units & Performance Cash Units	Motivate and reward employees for the achievement of Whirlpool's financial and strategic performance over a preset period beginning each January 1 and continuing for three years

	Stock Options	Provide incentive for long-term stock value creation and promote retention

	Time-based Restricted Stock Units	Provide incentive for long-term stock value creation and promote retention

Other Benefits	Health and Welfare Benefits	NEOs generally participate in the same health and welfare benefit programs available to substantially all salaried employees

Retirement Benefits²
U.S.-based NEOs participate in tax-qualified and non-qualified defined benefit and defined contribution retirement plans designed to provide a market-competitive level of income replacement upon achieving retirement eligibility and enable an orderly succession of talent

	Perquisites	Limited perquisites are designed to support a market-competitive compensation package
¹Target is median range for similar positions in the comparator group
²Target is the median income replacement ratio for a broad-based group of companies

Notice of Annual Meeting of Stockholders and 2017 Proxy Statement l 27

Compensation Discussion and Analysis

In support of our pay-for-performance philosophy, short-term and long-term incentives constituted 90% of 2016 total target compensation for our CEO and an average of 77% of 2016 total target compensation for our other NEOs.
Program Design & Elements

Base Salary
In reviewing base salary levels for 2016, the Committee considered the comparative market data and recommendations provided by FW Cook and, with respect to other NEOs, the CEO's recommendations and Whirlpool's practice for 2016 salary increases. Upon this review, the Committee maintained the base salary of $1,480,000 for Mr. Fettig and the $1,000,000 base salary for Mr. Bitzer that had been established in 2015. Salary increases for the other NEOs were implemented to remain consistent with our compensation philosophy of targeting NEO base salaries at the median range of the comparator group in 2016. In some cases, base salaries may be higher or lower than the market median based on factors such as executive performance, experience, and responsibilities. Effective March 2016, the Committee increased Mr. Venturelli's base salary to $670,000 and Mr. Szczupak's base salary to $750,000. In recognition of his increased scope of responsibility and appointment as Executive Vice President and Chief Financial Officer, the Committee approved a salary increase to $530,000 for Mr. Peters, effective August 1, 2016. The Committee approved a salary increase to €600,000 (approximately $665,000) for Ms. Berrozpe Galindo in recognition of her expanded responsibilities and to position her salary closer to the European market median.
Short-term Incentives
Annual awards of variable cash incentives are paid under the terms of the stockholder-approved Executive Performance Excellence Plan, which we commonly refer to as "PEP." Consistent with Whirlpool's pay-for-performance philosophy, our short-term cash incentive program is designed to focus attention on short-term drivers of stockholder value creation, reflect Company financial and individual performance, and complement the metrics used in our long-term incentive program to create a balanced focus on the key drivers of our multi-year financial and operational strategy. The program ensures that a significant portion of our NEOs' short-term cash compensation is directly tied to key performance measurements and is therefore variable.
In 2016, the Committee established short-term incentive target opportunities as a percentage of base salary for each NEO, taking into account comparative market data. The target award levels are generally set at the median of the comparator group and are as follows for each NEO:

28 l Notice of Annual Meeting of Stockholders and 2017 Proxy Statement

Compensation Discussion and Analysis

NEO	2016 Short-term Incentive Target Award (as a % of Base Salary)	PEP Target Amount
Jeff M. Fettig	160%	$2,343,333
James W. Peters	85%	$341,000 (1)
Larry M. Venturelli	100%	$666,667
Marc R. Bitzer	125%	$1,250,000
Esther Berrozpe Galindo	85%	$562,914 (2)
David T. Szczupak	85%	$634,667

(1)
Represents prorated target amounts and increase upon promotion to Executive Vice President and Chief Financial Officer effective August 1, 2016. From the beginning of the year until July 31, 2016, Mr. Peters participated in the annual cash incentive program applicable to our broader employee base.

(2)	Ms. Berrozpe Galindo's 2016 target has been converted from euros to U.S. dollars using a monthly average currency conversion rate.
The Committee determines each NEO's actual payout by reference to a Company Performance Factor ranging from 0% to 150% and based on performance metrics reflecting the Company's critical objectives for the year. The Committee may choose to apply a discretionary adjustment of up to +/- 25% in the event of significant individual accomplishments or shortfalls. The maximum opportunity for award achievement is 187.5% of target, based on a 150% Company Performance Factor multiplied by a 125% individual performance adjustment. The formula, including performance metrics and weighting, established by the Committee after reviewing the 2016 business plan, appears in the following illustration.

Illustration of Whirlpool's 2016 Short-term Incentive Award for NEOs

Company Performance Factor (0-150%)
ê
x
		Ongoing Earnings Before Interest & Taxes (EBIT) 75% Weighting (0-150%)	+	Free Cash Flow 25% Weighting (0-150%)		Individual Performance Discretion Up to +/- 25% of Co. Perf. Factor (75-125%)
Target Award ($)	x						=	PEP Incentive Award ($)
(Max. opportunity of 187.5%)

Each NEO, other than Ms. Berrozpe Galindo, had responsibilities focused solely on the global corporate enterprise in 2016. For those NEOs, the Committee set 2016 Company Performance Factor objectives based on the Company's consolidated financial performance, specifically Ongoing Earnings Before Interest and Taxes (EBIT) and Free Cash Flow. These measures are used by the Company to communicate with the investment community and reflect the operational contribution to the Company's financial performance. The Ongoing EBIT measure excludes items that may not be indicative of, or are unrelated to, results from our ongoing business operations.  Ongoing EBIT consists of GAAP net earnings available to Whirlpool, net earnings available to noncontrolling interests, income tax expense (benefit), and interest expense and excludes restructuring expense, acquisition-related transition costs, and legacy product warranty and liability expense.  The Free Cash Flow measure consists of cash provided by operating activities after capital expenditures, proceeds from the

Notice of Annual Meeting of Stockholders and 2017 Proxy Statement l 29

Compensation Discussion and Analysis

sale of assets and businesses and changes in restricted cash.  The targets and ranges established by the Committee appear in the following table.

Performance Measure	Weighting	Threshold	Target	Maximum	2016 Actual	Payout
Ongoing EBIT	75%	$1,204M	$1,570M	$1,725M	$1,511M	85%
Free Cash Flow	25%	$304M	$700M	$800M	$630M	83%
The Committee determined levels of achievement based on Whirlpool's financial results as follows:

•	Ongoing Earnings Before Interest and Taxes of $1,511 million was below the established target of $1,570 million

•	Free Cash Flow of $630 million was below the established target of $700 million
With respect to the Company Performance Factor, the Committee determined that below-target performance was achieved. Based on these performance results, the Committee determined a Company Performance Factor of 85% for awards relating to Messrs. Fettig, Venturelli, Peters (partial year), Bitzer, and Szczupak.
As the executive officer with primary responsibility for performance of the Company's Europe, Middle East and Africa region (EMEA), Ms. Berrozpe Galindo's 2016 Company Performance Factor was based on the average of results determined under an EMEA regional balanced scorecard and a global balanced scorecard. For EMEA, the financial measures on the regional balanced scorecard consisted of regional Ongoing Business Operating Profit and Free Cash Flow1, both of which were significantly below target resulting in a multiplier of 20% The global balanced scorecard, an aggregation of performance results by each business unit against its balanced scorecard objectives (including revenue or market share, ongoing EBIT or operating profit, and free cash flow), yielded a global balanced scorecard multiplier of 60%. The average of the EMEA and global balanced scorecard multipliers resulted in a Company Performance Factor of 40% for Ms. Berrozpe Galindo.
The Committee determined the actual payout to each NEO by multiplying the NEO's target award by the applicable Company Performance Factor and using judgment based on individual NEO performance. Refer to pages 34-35 for a description of individual performance factors considered.
Long-term Incentives
The Committee makes annual grants of long-term incentives to focus executives on Whirlpool's longer-term financial and strategic objectives, to create commonality of interest between the management team and stockholders, and to support Whirlpool's objectives related to attracting and retaining executive talent. These awards, which we commonly refer to as Strategic Excellence Plan awards, or "SEP," are made under the terms and conditions of the stockholder-approved Amended and Restated 2010 Omnibus Stock and Incentive Plan.
The Committee, with the assistance of its independent advisor, establishes the long-term incentive target opportunity for each NEO upon reviewing competitive practices at peer companies, the executive's level of responsibility, and the executive's relative ability to contribute to the long-term success of the Company.
Long-term awards typically consist of a combination of performance-based restricted stock units and stock options. Depending on a NEO's responsibilities, the long-term award may also include performance cash units and time-based restricted stock units, as was the case for Messrs. Peters and Szczupak and Ms. Berrozpe Galindo in 2016.

1 For an explanation of the components of these non-GAAP measures, please refer to Annex A: Non-GAAP Reconciliation.

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Compensation Discussion and Analysis

Equity Award Grant Practices
Generally, the Committee grants these equity awards to employees, including NEOs, on a single date at its regularly scheduled meeting in February. This meeting occurs after we release our final earnings for the prior fiscal year, which permits material information regarding our performance for the prior fiscal year to be disclosed to the public before equity-based grants are made. The actual number of stock units and stock options are awarded based on the closing stock price on the date of grant, and a Black-Scholes valuation methodology for stock options.
Performance-Based Restricted Stock Units and Performance Cash Units: Performance-based restricted stock units and performance cash units are tied directly to Whirlpool's financial and strategic performance over a preset period beginning each January 1 and continuing for three years. Each set of performance measures rewards the achievement of specific long-term strategic goals designed to deliver long-term stockholder value. The length of the performance period as well as the performance measures are established by the Committee.
Stock Options: Stock options generally vest over a three-year term in equal annual installments and are exercisable over a ten-year period, promoting a focus on long-term stock value creation, as well as executive retention derived from continued service vesting requirements. Stock options granted by the Committee have a one-year minimum vesting period.
Time-based Restricted Stock Units: These restricted stock units provide potential appreciation opportunity as Whirlpool's stock price increases. We may also make restricted stock unit grants to attract, retain, and provide additional incentive to our executives. These objectives are accomplished through time-based vesting requirements. Generally awards of restricted stock units vest in equal installments over three to five years of continued employment, as determined by the Committee.

2016-2018 Performance Period
For 2016, the Committee selected a three-year performance period for the achievement of performance goals, with the number of performance-based restricted stock units and performance cash units earned to be determined and vested in 2019 based on 2016 through 2018 performance.
The Committee established 2016 long-term incentive target award levels and allocations for the NEOs as follows:

NEO	2016 Long-Term Target Award	Performance-based Restricted Stock Units (as % of Target Award)	Stock Options (as % of Target Award)	Performance Cash Units (as % of Target Award)	Restricted Stock Units (as % of Target Award)
Jeff M. Fettig	$10,212,000	50%	50%	—	—
James W. Peters	$410,000 (1)	25%	25%	25%	25%
Larry M. Venturelli	$1,675,000	50%	50%	—	—
Marc R. Bitzer	$3,750,000	50%	50%	—	—
Esther Berrozpe Galindo	$927,152	25%	25%	25%	25%
David T. Szczupak	$1,500,000	25%	25%	25%	25%

(1)	Represents target award established in 2016 for SEP awards and prior to promotion to Executive Vice President and Chief Financial Officer effective August 1, 2016.

Notice of Annual Meeting of Stockholders and 2017 Proxy Statement l 31

Compensation Discussion and Analysis

For awards granted in 2016, the performance goals were identical for the performance-based restricted stock units and performance cash units and consisted of Cumulative Ongoing Earnings Per Share (75% weighting) and Return on Invested Capital Improvement (25% weighting) as target metrics over a three-year performance period. These goals were chosen because they represent critically important measures of Company profitability and growth, which are key drivers of sustainable stockholder value creation.
For the 2016-2018 performance period, the Committee established that performance in line with target objectives would result in a payout equal to 100% of the target award, while performance substantially above objectives could result in increased award levels up to a maximum payout of 200% of the respective target award established by the Committee. Performance below set objectives could result in no long-term award payout for the performance-based restricted stock units and performance cash units.
Special Recognition and Retention Awards
The Committee periodically grants additional "off-cycle" awards to key employees, including NEOs, in connection with promotions, recruitment and retention efforts, succession planning, or significant accomplishments or achievements. In 2016, the Committee granted special awards of 10,000 restricted stock units to Mr. Peters and 20,000 restricted stock units to Ms. Berrozpe Galindo. Mr. Peters' award was in recognition of his promotion in August to Executive Vice President and Chief Financial Officer, and the restructuring of his compensation package to better align with competitive market practices. Mr. Peters' award will vest half in 2019 and half in 2021, provided that he remains in the continued service of the Company. Ms. Berrozpe Galindo's award was made in tandem with her annual long-term incentive award in special recognition of her critical leadership in the EMEA region, her leadership in the Indesit integration, and her ability to contribute in expanded roles within the Company. Ms. Berrozpe Galindo's award will vest half in 2019 and half in 2021, provided she remains in the continued service of the Company.

Resulting Awards for the 2014-2016 Performance Period
For awards granted in 2014 (with a performance period from 2014-2016) the performance goals were identical for the performance-based restricted stock units and performance cash units and consisted of Cumulative Ongoing Earnings Per Share (75% weighting) and Absolute Revenue Growth (25% weighting) as target metrics. The Committee established ranges from 0% to 200% for performance against each of these measures. These metrics were chosen because they represent critically important measures of profitability and sales growth, which are key drivers of sustainable stockholder value creation.

Illustration of Whirlpool's 2014-2016 Performance-based Incentive Award for NEOs

Company Performance Factor (0-200%)
ê

		Cumulative Ongoing Earnings Per Share (EPS) 75% Weighting (0-200%)	+	Absolute Revenue Growth 25% Weighting (0-200%)
Target LTI Grant Performance-based stock units (#) Performance cash ($)	x				=	Final Incentive Award (Vests after performance period is complete: 3 years following date of grant)

32 l Notice of Annual Meeting of Stockholders and 2017 Proxy Statement

Compensation Discussion and Analysis

When setting financial objectives and evaluating actual results, the Committee determined target financial objectives to exclude items which do not reflect ongoing business performance.  For purposes of the Company Performance Factor, the Cumulative Ongoing Earnings Per Share metric was based on GAAP Earnings Per Share excluding Brazilian (BEFIEX) tax credits, restructuring expenses, legacy product warranty and liability expense, acquisition-related transition costs, benefit plan curtailment, pension settlement charges, purchase price allocations, proceeds related to business investment, antitrust dispute resolutions and normalized tax rate adjustments.

Performance Measure	Weighting	Threshold	Target	Maximum	2014-2016 Actual	Payout
Cumulative Ongoing Earnings Per Share	75%	$32.08	$40.00	$48.00	$37.80	73%
Absolute Revenue Growth	25%	$18B	$21.2B	$25B	$20.7B	87%
The Committee determined levels of achievement based on Whirlpool's financial results as follows:

•	Cumulative Ongoing Earnings Per Share of $37.80 was below the established target of $40.00

•	Absolute Revenue Growth of $20.7 billion was slightly below the established target of $21.2 billion
With respect to the Company Performance Factor, the Committee determined that below-target performance was achieved. Based on these performance results, the Committee determined a Company Performance Factor of 76%.

Notice of Annual Meeting of Stockholders and 2017 Proxy Statement l 33

Compensation Discussion and Analysis

Performance Assessment and Resulting Awards

Jeff M. Fettig Chairman and CEO

Mr. Fettig's total pay mix in 2016 was $13,683,229. This value is based on a combination of base salary and short-term incentive earned, and the fair value of equity on date of grant.

Compensation Element	Value	Rationale
Salary	$1,480,000	Mr. Fettig's salary was not increased from the prior year level.
Short-term incentive	$1,991,833 (85% Company performance and no individual performance discretion applied)
Mr. Fettig's short-term incentive payout was based on Whirlpool's performance against established Ongoing EBIT and Free Cash Flow goals, as well as his individual performance for the year. Among the individual factors taken into consideration by the Committee were:
   - Led the Company to deliver record ongoing operating earnings in a difficult global economic environment
   - Made substantial progress toward integrating Indesit in Europe and Hefei Sanyo in China, realizing more than $200M in global cost synergies and restructuring benefits
   - Led leadership team, took strong actions leading to one-year 26.7% cumulative total shareholder return (TSR), and delivered record Company results

Long-term incentive	$10,211,396	Represents the fair value of the target award on the date of grant in 2016, which has a 2016-2018 performance period for the performance-based restricted stock units.
Other Named Executive Officers
The CEO's recommendations for the other NEOs were based on Company performance and his review of individual performance. The following information provides highlights of specific individual and business performance considered in the pay recommendations for the other NEOs, and the resulting awards under the short-term incentive program.

34 l Notice of Annual Meeting of Stockholders and 2017 Proxy Statement

Compensation Discussion and Analysis

James W. Peters, Executive Vice President and Chief Financial Officer
Mr. Peters is responsible for developing and implementing Whirlpool's financial and accounting plans and maintaining positive relationships with investors and regulators. His 2016 achievements included:

•
Continued execution of balanced capital allocation strategy which included $525 million in share repurchases and quarterly dividend payments 11% higher than prior year levels. Led successful refinancing of long-term debt through €500 million European bond offering.

• Led cost takeout initiative delivering over $500 million in savings.
Using an 85% Company multiplier for the time period from August to December and adding in the incentive amount earned by Mr. Peters prior to his appointment as CFO, the Committee determined that Mr. Peters' resulting short-term incentive award for 2016 performance was $251,527.

Larry M. Venturelli, former Executive Vice President and Chief Financial Officer
For most of 2016, Mr. Venturelli was responsible for leading Whirlpool's financial and accounting plans and implementing the successful transition of his successor as CFO. His 2016 achievements included:

•
Continued execution of balanced capital allocation strategy which included $525 million in share repurchases and quarterly dividend payments 11% higher than prior year levels. Led successful refinancing of long-term debt through $500 million bond offering.

• Led actions to restructure Company's credit facility that resulted in significant increase in flexibility for future capital allocation deployment.
Using a Company multiplier of 85%, the Committee determined that Mr. Venturelli's resulting short-term incentive award for 2016 performance was $566,667.

Marc R. Bitzer, President and Chief Operating Officer
Mr. Bitzer is responsible for leading Whirlpool's global operations. His 2016 achievements included:
• Led strong operational execution, which more than offset global volatility, with ongoing EPS increased by 14% from 2015 levels.
•
Made significant progress on acquisition integration activities in Europe, with continued progress on brand transitions, platform integration, and manufacturing transitions. The Company realized more than $200 million from global cost synergies and restructuring benefits in 2016.

Using a Company multiplier of 85%, the Committee determined that Mr. Bitzer's resulting short-term incentive award for 2016 performance was $1,062,500.

Esther Berrozpe Galindo, EVP and President Whirlpool Europe, Middle East and Africa (EMEA)
Ms. Berrozpe Galindo is responsible for leading Whirlpool's operations in the Europe, Middle East, and Africa region. Her 2016 achievements included:
• Led the continued integration of the former Indesit Company into the Whirlpool EMEA region.
• Increased regional employee engagement levels despite a challenging environment.
Using a Company multiplier of 40%, the Committee determined that Ms. Berrozpe Galindo's resulting short-term incentive award for 2016 performance was €204,000 ($225,166).

David T. Szczupak, Executive Vice President, Global Product Organization
Mr. Szczupak is responsible for leading Whirlpool's Global Product Organization, which includes design, engineering, procurement, and advanced manufacturing. His 2016 achievements included:
• Led and implemented a major initiative to drive simplification and accountability in the Global Product Organization to focus on delivering Whirlpool's product leadership and leveraging global scale.
• Led the delivery of more than 100 new product launches throughout the world in 2016.
The Committee determined that Mr. Szczupak's individual performance warranted a discretionary adjustment of 125% of target. Combined with the Company multiplier of 85%, the Committee determined that Mr. Szczupak's resulting short-term incentive award for 2016 performance was $674,333.

Notice of Annual Meeting of Stockholders and 2017 Proxy Statement l 35

Compensation Discussion and Analysis

Other Elements of Compensation
Benefits
We provide limited perquisites to executives, including financial planning services, limited use of Whirlpool owned and leased property, product exchanges and discounts, home security systems, relocation assistance, and comprehensive health evaluations. These perquisites are designed to support a market-based competitive total compensation package, which serves our overall attraction and retention objectives, enhances the efficiency of our management team by enabling them to focus their efforts on Whirlpool business, and ensures that Whirlpool derives the most value from our overall compensation and benefits expenditures. For purposes of personal security and immediate availability, Mr. Fettig may use Company aircraft for personal use, and other executives may be granted limited use of the aircraft with the permission of the CEO. The value of this benefit is treated as taxable income, and the executive is responsible for all associated taxes. Ms. Berrozpe Galindo is eligible to receive Company-paid life, medical and dental insurance premiums, and the use of a Company car, consistent with programs customarily provided to executive-level employees of companies in Italy.
Retirement
NEOs are eligible for retirement benefits designed to provide, in total, a market-competitive level of income replacement upon achieving retirement eligibility by using a combination of qualified and non-qualified plans. These plans are intended to attract and retain high quality executives by providing market-competitive benefit levels, and also support our leadership development objectives by ensuring that senior executives have sufficient resources to retire from the Company at appropriate times, thereby enabling an orderly succession of talent throughout the organization.
We periodically assess retirement benefits for the Company's senior leaders, including each of the U.S.-based NEOs, against data provided to the Willis Towers Watson Employee Benefits Information Center ("Willis Towers Watson") by other U.S. companies that provide survey data on executive benefits. In 2015, we last reviewed with Willis Towers Watson comparisons of data obtained from 54 companies with revenues between $10 billion and $45 billion. Accordingly, this survey tool includes data on a much broader base of companies than those included in the executive compensation comparator group.

This review is an important factor used in determining the median retirement income replacement ratio among similarly situated executives at such companies and in setting the target amount of total retirement benefits for our U.S.-based NEOs. As a result of the current mix of our retirement plans, we believe that total retirement benefits for the U.S.-based NEOs are currently at a competitive level when compared to the other companies in the survey.

In June 2016, Mr. Venturelli announced his intention to retire from the Company in February 2017 and to relinquish his duties as Chief Financial Officer effective August 1, 2016. In consideration of the significant value Mr. Venturelli provided during his 15 years of service and the need for the Company to evolve its succession and talent development plans, and in exchange for a transition agreement executed between the Company and Mr. Venturelli, the Committee agreed to allow the continued vesting of the 7,500 restricted stock unit award made to Mr. Venturelli in 2011.  As such, these restricted stock units will continue to vest following Mr. Venturelli's retirement and be distributed upon the original vesting date of February 14, 2018.  Mr. Venturelli does not receive any other consideration under the transition agreement, pursuant to which he agrees, among other things, to provide consulting services for a period of one year from his retirement date and refrain from competition with the Company for a period of two years from his retirement date, effective February 28, 2017.

36 l Notice of Annual Meeting of Stockholders and 2017 Proxy Statement

Compensation Discussion and Analysis

IV. Policies and Practices

Stock Ownership Guidelines
The Committee has established robust stock ownership guidelines, which support the objective of increasing the amount of Whirlpool stock owned by the Company's senior leaders. These guidelines ensure that our NEOs and other senior leaders have a significant stake in Whirlpool's long-term success and further aligns the interests of executives with those of our stockholders. These ownership guidelines take into account our use of long-term equity incentives as well as a review of competitive market practices. The guidelines are expressed as multiples of base salary and vary based on an individual's level in the organization. Ownership guidelines for the NEOs are as follows:

Chief Executive Officer	7 x salary
Chief Operating Officer, Chief Financial Officer and Regional Presidents	5 x salary
Other Executive Vice Presidents	4 x salary

The guidelines state that each executive should achieve the respective level of stock ownership within five years. For these guidelines, ownership consists of shares purchased on the open market, shares owned jointly with spouses and children, shares held in the Whirlpool 401(k) Retirement Plan, shares obtained through stock option exercises (but not including unvested shares or unexercised stock options), stock award distributions, and vested stock units (including those on which the executive has deferred distribution).

The Committee annually reviews each of the NEOs' progress towards achieving the applicable level of ownership. During the Committee's most recent review of ownership levels, it was determined that each NEO currently is on track or exceeds the applicable stock ownership guideline for the stated time frame.

Compensation Recovery Policy (Claw-back)
The short-term incentive and omnibus stock incentive plans include "claw-back" provisions under which the repayment of awards may be required under certain circumstances. Under these plans, the Committee may require repayment of an award if the participant is terminated or otherwise leaves employment with the Company within two years following the vesting date of the award and such termination of employment is in any way connected with any misconduct or violation of Company policy. The plans also contain provisions that include the potential claw-back of granted cash and equity in the event of a material financial restatement. Moreover, these plans provide that the Committee may require repayment of awards if a participant becomes employed with a competitor within the two-year period following termination of employment, or for any other reason considered by the Committee in its sole discretion to be detrimental to the Company or its interests.
Hedging and Pledging
The Committee has established trading guidelines for Whirlpool stock prohibiting hedging by any employee or director, and pledging or trading on margin by executive officers and directors. The employees, directors, and executive officers are also prohibited from engaging in transactions that have the effect of any of the foregoing actions.
Non-Competition / Non-Solicitation Agreements
The Company maintains non-competition and non-solicitation agreements with leaders of the Company, including each of our U.S.-based NEOs, to protect confidential information and trade secrets from unauthorized use or disclosure. Violation of these agreements may result in claw-back or forfeiture of incentive compensation awards.

Notice of Annual Meeting of Stockholders and 2017 Proxy Statement l 37

Compensation Discussion and Analysis

Post-Employment Provisions
Our U.S.-based NEOs are eligible to receive benefits under a severance policy generally available to U.S. salaried employees. We have also entered into Compensation Benefits and Assurance Agreements with each NEO, to provide benefits in the event of a qualifying termination following a change in control of Whirlpool. These agreements are intended to ensure that our NEOs are not deterred from exploring opportunities that will result in maximum value for stockholders, including actions that may result in a change in their position or standing within Whirlpool, and to promote orderly succession of talent and support our overall attraction and retention objectives. These agreements align Whirlpool's change in control severance program with current best practices in this area by requiring consummation of a merger or consolidation transaction to trigger the protections afforded under the program and imposing a "double-trigger" requirement under which benefits are triggered only upon the occurrence of both a change in control event and the termination of the employment relationship by Whirlpool without cause or by the executive for good reason. The agreements do not provide "golden parachute" excise tax gross-ups.
Employment Contracts
Generally, we have no employment contracts with our employees, unless required or customary based on local law or practice. We do not have employment contracts in place with any of the NEOs.
Compensation Tax Deductibility
The Committee intends to preserve the tax deductibility of executive compensation under Section 162(m) of the Internal Revenue Code to the extent practicable while focusing on consistency with its compensation philosophy, the needs of Whirlpool, and stockholder interests. Whirlpool's stockholders have approved the short-term incentive and omnibus stock and incentive plans that award our short-term cash and long-term incentives to executives. Many of the types of awards authorized in these stockholder-approved plans are structured so that they could be considered qualifying "performance-based" compensation, which is excluded in the determination of the $1 million deduction limit under Section 162(m). For example, each year the Committee establishes a threshold goal using an objective performance measure, and failure to meet the objective performance goal results in the forfeiture of each NEO's short-term incentive opportunity and any performance-based restricted stock units and performance cash units granted for the respective years. However, the Committee retains the ability to make payments in one or more of the programs as previously discussed that may not qualify for tax deductibility under Section 162(m).
Human Resources Committee Report

The Human Resources Committee of Whirlpool's Board of Directors reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement.
Based upon this review and discussion, the Human Resources Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Whirlpool's Annual Report on Form 10-K for the year ended December 31, 2016, as incorporated by reference from this proxy statement.

HUMAN RESOURCES COMMITTEE
Michael D. White, Chair	Gerri T. Elliott
Samuel R. Allen	William D. Perez

38 l Notice of Annual Meeting of Stockholders and 2017 Proxy Statement

Executive Compensation

Executive Compensation Tables

Summary Compensation Table
The following table presents compensation information for our Named Executive Officers during the 2016, 2015, and 2014 fiscal years, with the exception of Mr. Peters and Ms. Berrozpe Galindo, whose total compensation is shown for 2016 only. Mr. Peters and Ms. Berrozpe Galindo were first determined to be NEOs in 2016.
The table may not reflect the actual compensation received by any NEO for the periods indicated. For example, amounts recorded in the stock awards and options columns reflect the fair market value of the awards at the award date and the targeted compensation for certain performance-based equity awards. The actual value of compensation realized by a NEO will likely vary from any targeted equity award amount due to Company performance relative to established incentive award criteria, the stock price on award distribution dates, and, in the case of stock options, differences between the original stock option valuation assumptions and the stock price at exercise. As a second example, the amounts reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column represent an actuarial present value which may significantly increase or decrease reportable compensation in any given year depending on interest rates and other factors.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards (3) ($)	Option Awards (4) ($)	Non-Equity Incentive Plan Compensation (5) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (6) ($)	All Other Compensation (7) ($)	Total ($)
Jeff M. Fettig Chairman of the Board and Chief Executive Officer	2016	1,480,000	—	5,105,971	5,105,425	1,991,833	2,234,266	230,647	16,148,142
	2015	1,475,000	—	4,994,913	4,995,266	1,659,375	112,901	288,794	13,526,249
	2014	1,444,375	—	4,712,426	4,712,488	1,782,000	4,682,026	211,252	17,544,567
James W. Peters (1) Executive Vice President and Chief Financial Officer	2016	456,667	—	2,126,194	102,467	312,897	176,037	53,962	3,228,224

Larry M. Venturelli (1) Former Executive Vice President and Chief Financial Officer	2016	666,667	—	837,424	837,409	566,667	326,507	123,829	3,358,503
	2015	641,667	—	812,406	812,540	481,250	130,991	70,249	2,949,103
	2014	595,833	—	749,887	749,962	392,058	474,781	64,477	3,026,998
Marc R. Bitzer President and Chief Operating Officer	2016	1,000,000	—	1,874,983	1,874,782	1,062,500	438,772	170,000	6,421,037
	2015	949,167	—	1,417,340	1,417,567	928,906	180,616	207,733	5,101,329
	2014	908,333	—	1,372,437	1,372,461	747,104	453,873	142,748	4,996,956
Esther Berrozpe Galindo (2) President, Whirlpool Europe, Middle East and Africa (EMEA)	2016	659,041	—	3,115,454	235,870	337,887	—	140,446	4,488,698

David T. Szczupak Executive Vice President, Global Product Organization	2016	746,667	—	749,782	374,956	946,033	251,720	79,655	3,148,813
	2015	727,500	—	729,673	364,946	801,881	152,564	66,838	2,843,402
	2014	710,833	—	714,970	357,475	878,076	330,351	62,087	3,053,792

Notice of Annual Meeting of Stockholders and 2017 Proxy Statement l 39

Executive Compensation

(1)	Mr. Peters was promoted to Executive Vice President and Chief Financial Officer effective August 1, 2016 upon the decision of Mr. Venturelli to retire in February 2017.

(2)	Compensation amounts for Ms. Berrozpe Galindo paid in euros have been converted to U.S. dollars using a monthly average currency conversion rate.

(3)
Reflects fair value of target performance-based restricted stock unit awards and time-based restricted stock unit awards on the award date. See our "Share-based Incentive Plans" Note to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the applicable fiscal year for a discussion of the relevant assumptions used to account for these awards. Performance-based restricted stock units have a potential payout of 0% to 200% of the target amount. The fair values of the maximum possible performance-based restricted stock unit awards as of the award date in 2016 are as follows:

Name	2016 ($)
Jeff M. Fettig	10,211,942
James W. Peters	204,895
Larry M. Venturelli	1,674,847
Marc R. Bitzer	3,749,966
Esther Berrozpe Galindo	471,654
David T. Szczupak	749,782
For the actual number of performance-based restricted stock units earned in the 2014-2016 performance period as well as the 2015 and 2016 target awards, see the "Outstanding Equity Awards at Fiscal Year-End" table.

(4)
Reflects the fair value of stock option awards on the award date. See our "Share-based Incentive Plans" Note to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the applicable fiscal year for a discussion of the relevant assumptions used in calculating these values.

(5)
Represents the cash incentive awards earned in 2016 under Whirlpool's short-term incentive program. For Mr. Peters, Ms. Berrozpe Galindo and Mr. Szczupak, this amount also includes the equivalent of $61,370, $112,721 and $271,700, respectively, in performance cash units earned, which had a performance period from 2014-2016, and were distributed on February 20, 2017.

(6)
Reflects the change in actuarial present value of these benefits from December 31, 2015 to December 31, 2016. See the "Pension Benefits" table for the actuarial present value of these benefits. None of our NEOs received above-market earnings on their non-qualified deferred compensation accounts.

(7)	The following table presents an itemized account of the amounts shown in the "All Other Compensation" column for each NEO in 2016:

Name	Personal Use of Whirlpool Aircraft (a) ($)	Other Perquisites (b) ($)	Defined Contribution Plan Contributions (c) ($)	Relocation (d) ($)	Insurance Premiums (e) ($)	Total ($)
Jeff M. Fettig	46,272	80,775	103,600	—	—	230,647
James W. Peters	6,638	15,357	31,967	—	—	53,962
Larry M. Venturelli	28,862	48,300	46,667	—	—	123,829
Marc R. Bitzer	24,330	19,107	70,000	56,563	—	170,000
Esther Berrozpe Galindo	—	13,871	124,571	—	2,004	140,446
David T. Szczupak	—	27,388	52,267	—	—	79,655

40 l Notice of Annual Meeting of Stockholders and 2017 Proxy Statement

Executive Compensation

(a)
Our incremental cost for personal use of Whirlpool aircraft is calculated by multiplying the aircraft's hourly variable operating cost by a trip's flight time, which includes any flight time of an empty return flight. Variable operating costs are based on industry standard rates of variable operating costs, including fuel costs, trip-related maintenance, landing/ramp fees, and other miscellaneous variable costs. On certain occasions, a spouse or other family member may accompany one of our NEOs on a flight. No additional operating cost is incurred in such situations under the foregoing methodology. We do not pay our NEOs any amounts in connection with taxes on income imputed to them for personal use of our aircraft.

(b)
Represents the incremental cost to Whirlpool of: Whirlpool products offered at discounted prices, financial planning and tax services, personal use of property that we own or lease primarily for business purposes, retirement recognition award (for Mr. Venturelli), comprehensive health evaluations, use of company-provided automobile (for Ms. Berrozpe Galindo), and home security. In 2016, Whirlpool paid for financial planning and tax services conducted for Mr. Fettig, valued at $61,328. Individually, none of these categories of perquisites or personal benefits exceeded $25,000 for the other NEOs.

(c)
Represents Whirlpool's contributions to the 401(k) Retirement Plan and the 401(k) Restoration Plan for Messrs. Fettig, Peters, Venturelli, Bitzer and Szczupak and to the Italian Trattamento Fine Rapporto and Previndai savings plans for Ms. Berrozpe Galindo.

(d)	For Mr. Bitzer, this includes household goods shipment, repatriation allowance, tax preparation services, and vendor management fees.

(e)
Represents Whirlpool's payments to provide supplemental life and health insurance programs to Ms. Berrozpe Galindo, consistent with programs customarily provided to executive-level employees of companies in Italy.

Notice of Annual Meeting of Stockholders and 2017 Proxy Statement l 41

Executive Compensation

Grants of Plan-Based Awards
The following table provides additional information about plan-based compensation disclosed in the Summary Compensation Table. In February 2016, we granted short-term cash incentives to our NEOs under PEP, and long-term incentives using performance-based restricted stock units, performance cash units, time-based restricted stock units, and non-qualified stock options under the Whirlpool Corporation Amended and Restated 2010 Omnibus Stock and Incentive Plan. In February 2016, we granted an additional award of time-based restricted stock units to Ms. Berrozpe Galindo in recognition of her critical leadership in EMEA, her leadership in the Indesit acquisition, and her expanded role within the Company. In August 2016, we granted an additional award of time-based restricted stock units in recognition of the promotion of Mr. Peters to Executive Vice President and Chief Financial Officer. Information regarding the terms of these awards is set forth below and under the "Potential Post-Termination Payments" section later in the proxy statement.
The Committee established both target and maximum award levels of performance-based restricted stock units and performance cash units with actual awards to be determined based on the achievement of specified objectives over a three-year performance period (2016-2018). Upon completion of the performance period, the Committee will approve award amounts in February 2019, basing the number of performance-based restricted stock units and performance cash units awarded on the level of achievement of performance period objectives. These awards, once determined, vest three years from the date the terms of the award are established.
Generally, an executive must be employed by Whirlpool on the last day of the performance period in order to obtain the short-term incentive award, and be employed on the vesting date in order to obtain the performance-based restricted stock unit or performance cash unit awards. However, provided that the objective performance goal is met, a retirement-eligible NEO who retires during the performance period may receive a prorated portion of the performance-based restricted stock unit or performance cash unit award, once the award is determined by the Committee after the end of the performance period.
With respect to performance-based restricted stock unit and performance cash unit awards, if an executive dies or becomes disabled during the performance period, the award determined by the Committee at the end of the performance period is prorated based on the amount of service completed over the three-year performance period. With respect to restricted stock unit awards, if an executive dies, becomes disabled, or retires during the vesting period but prior to the vesting date of the award, vesting and distribution are accelerated.
Stock option grants are issued with an exercise price equal to the closing price of Whirlpool common stock on the NYSE on the award date. The option term is ten years and options vest in three substantially equal annual installments. If the executive dies or becomes disabled, the stock options immediately vest and expire three years from the date of the event or the original expiration date (whichever occurs first), provided that some options may allow for an exercise period of at least one year from termination. If the executive retires, the stock options immediately vest and expire five years from the date of the event or the original expiration date (whichever occurs first). Options cannot be exercised before the first anniversary of the grant.

42 l Notice of Annual Meeting of Stockholders and 2017 Proxy Statement

Executive Compensation

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)			Estimated Future Payouts Under Equity Incentive Plan Awards (#)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (1) ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Jeff M. Fettig
PEP - Cash (2)	—	0	2,343,333	4,393,749	—	—	—	—	—	—	—
Performance RSUs (3)	2/15/2016	—	—	—	0	38,626	77,252	—	—	—	5,105,971
Stock Options	2/15/2016	—	—	—	—	—	—	—	164,373	132.19	5,105,425
James W. Peters
PEP - Cash (2)	—	0	341,000	639,375	—	—	—	—	—	—	—
Performance RSUs (3)	2/15/2016	—	—	—	0	775	1,550	—	—	—	102,447
Stock Options	2/15/2016	—	—	—	—	—	—	—	3,299	132.19	102,467
Restricted Stock Units (4)	2/15/2016	—	—	—	—	—	—	775	—	—	102,447
Restricted Stock Units (5)	8/1/2016	—	—	—				10,000			1,921,300
Performance Cash Units (6)	2/15/2016	0	102,500	205,000	—	—	—	—	—	—	—
Larry M. Venturelli
PEP - Cash (2)	—	0	666,667	1,250,001	—	—	—	—	—	—	—
Performance RSUs (3)	2/15/2016	—	—	—	0	6,335	12,670	—	—	—	837,424
Stock Options	2/15/2016	—	—	—	—	—	—	—	26,961	132.19	837,409
Marc R. Bitzer
PEP - Cash (2)	—	0	1,250,000	2,343,750	—	—	—	—	—	—	—
Performance RSUs (3)	2/15/2016	—	—	—	0	14,184	28,368	—	—	—	1,874,983
Stock Options	2/15/2016	—	—	—	—	—	—	—	60,360	132.19	1,874,782
Esther Berrozpe Galindo
PEP - Cash (2)	—	0	562,914	1,055,464	—	—	—	—	—	—	—
Performance RSUs (3)	2/15/2016	—	—	—	0	1,784	3,568	—	—	—	235,827
Stock Options	2/15/2016	—	—	—	—	—	—	—	7,594	132.19	235,870
Restricted Stock Units (4)	2/15/2016	—	—	—	—	—	—	1,784	—	—	235,827
Restricted Stock Units (5)	2/15/2016	—	—	—	—	—	—	20,000	—	—	2,643,800
Performance Cash Units (6)	2/15/2016	0	230,538	461,076	—		—	—	—	—	—
David T. Szczupak
PEP - Cash (2)	—	0	634,667	1,190,001	—	—	—	—	—	—	—
Performance RSUs (3)	2/15/2016	—	—	—	0	2,836	5,672	—	—	—	374,891
Stock Options	2/15/2016	—	—	—	—	—	—	—	12,072	132.19	374,956
Restricted Stock Units (4)	2/15/2016	—	—	—	—	—	—	2,836	—	—	374,891
Performance Cash Units (6)	2/15/2016	0	375,000	750,000	—	—	—	—	—	—	—

(1)
Represents the fair value at the award date for the stock options. For the performance-based restricted stock units for each NEO, the amount represents the fair market value at the award date based upon the probable outcome of the performance conditions.

(2)
Represents estimated possible payouts of short-term incentive awards for 2016 under PEP. See the column captioned "Non-Equity Incentive Plan Compensation" in the Summary Compensation Table for the actual payout amounts for 2016.

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(3)
Represents target performance-based restricted stock unit grants made in 2016. Final award determination will be made in 2019 by the Committee. Target grants may be adjusted upward or downward depending on performance.

(4)	Grant Date Fair Value column represents the fair value on the award date for the restricted stock unit awards granted by the Committee in February 2016.

(5)
Grant Date Fair Value column represents the fair value on the respective award date for special purpose restricted stock units granted by the Committee as follows: for Mr. Peters, the grant was effective in August 2016 in recognition of his promotion to Executive Vice President and Chief Financial Officer and will vest in equal installments in 2019 and 2021; for Ms. Berrozpe Galindo, the grant was made in February 2016 in recognition of her critical leadership of Whirlpool EMEA and will vest in equal installments in 2019 and 2021.

(6)	Represents target performance cash unit grants made in 2016. Final award determination will be made in 2019 by the Committee. Target grants may be adjusted upward or downward depending on performance.

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Outstanding Equity Awards at Fiscal Year-End
The table below lists outstanding equity grants for each NEO as of December 31, 2016. The table includes outstanding equity grants from past years, as well as the current year.

	OPTION AWARDS					STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (Exercisable) (#)	Number of Securities Underlying Unexercised Options (Unexercisable) (#) (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Jeff M. Fettig
Stock Options
2008	120,700	—		88.49	2/18/2018
2009	300,000	—		31.82	2/16/2019
2011	137,925	—		85.45	2/14/2021
2012	211,332	—		71.03	2/20/2022
2013	134,411	—		107.57	2/20/2023
2014	75,032	36,955		138.56	2/17/2024
2015	26,772	51,968		213.23	2/16/2025
2016	—	164,373		132.19	2/15/2026
Performance RSUs
2014						25,847(3)	4,698,209(4)
2015								23,425(5)	4,257,962
2016								38,626(6)	7,021,048
RSUs						16,792(7)	3,052,282
James W. Peters
Stock Options
2014	632	632		138.56	2/17/2024
2015	524	1,012		213.23	2/16/2025
2016	—	3,299		132.19	2/15/2026
Performance RSUs
2014						442(3)	80,342(4)
2015								457(5)	83,069
2016								775(6)	140,872
RSUs						16,267(8)	2,956,853
Larry M. Venturelli
Stock Options
2014	—	5,881		138.56	2/17/2024
2015	4,356	8,452		213.23	2/16/2025
2016	—	26,961		132.19	2/15/2026
Performance RSUs
2014						4,113(3)	747,620(4)
2015								3,810(5)	692,544
2016								6,335(6)	1,151,513
RSUs						12,500 (9)	2,272,125

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	OPTION AWARDS					STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (Exercisable) (#)	Number of Securities Underlying Unexercised Options (Unexercisable) (#) (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Marc R. Bitzer
Stock Options
2014	21,853	10,762		138.56	2/17/2024
2015	7,599	14,746		213.23	2/16/2025
2016	—	60,360		132.19	2/15/2026
Performance RSUs
2014						7,527(3)	1,368,183(4)
2015								6,647(5)	1,208,225
2016								14,184(6)	2,578,226
RSUs						53,700(10)	9,761,049
Esther Berrozpe Galindo
Stock Options
2013	764	—		111.33	2/18/2023
2014	1,444	1,444		138.56	2/17/2024
2015	1,014	1,964		213.23	2/16/2025
2016	—	7,594		132.19	2/15/2026
Performance RSUs
2014						1,010(3)	183,588(4)
2015								885(5)	160,866
2016								1,784(6)	324,278
RSUs						32,806(11)	5,963,147
David T. Szczupak
Stock Options
2013	8,800	—		111.33	2/18/2023
2014	5,692	2,803		138.56	2/17/2024
2015	1,957	3,796		213.23	2/16/2025
2016	—	12,072		132.19	2/15/2026
Performance RSUs
2014						1,960(3)	356,269(4)
2015								1,711(5)	311,008
2016								2,836(6)	515,500
RSUs						4,815 (12)	875,223

(1)
As shown in the table above, all NEOs have three awards with remaining unvested stock options listed in this column. These awards represent grants from 2014, 2015, and 2016. Stock options generally vest and become exercisable in equal installments on the first, second, and third anniversary of the grant date. In the case of retirement, all unvested stock options immediately vest but must be exercised on or before the date of either the fifth anniversary of Retirement or the Expiration Date, whichever date occurs first; provided that no stock option may be exercised earlier than the first anniversary of the Grant Date. As of the last day of our 2016 fiscal year, the awards made in 2014 have one remaining vesting date: February 17, 2017. The awards made in 2015 have two vesting dates remaining: February 16, 2017, and February 16, 2018. The awards made in 2016 have three vesting dates remaining: February 15, 2017, February 15, 2018, and February 15, 2019.

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(2)
Represents unvested restricted stock units multiplied by the closing price of our common stock ($181.77) on December 30, 2016, the last trading day of the year. The ultimate value of the awards will depend on the value of our common stock on the actual vesting date.

(3)	Represents earned, but unvested performance restricted stock units granted in 2014, with a performance period from 2014-2016. Shares were distributed on February 20, 2017.

(4)
The value of the performance restricted stock unit awards vesting February 20, 2017 are as follows: Mr. Fettig, $4,579,830; Mr. Peters, $78,318; Mr. Venturelli, $728,782; Mr. Bitzer, $1,333,709; Ms. Berrozpe Galindo, $178,962; and Mr. Szczupak, $347,292.

(5)	Represents target performance restricted stock units granted in 2015, with a performance period of 2015-2017. Final award determination will be made after the completion of the 2017 performance year.

(6)	Represents target performance restricted stock units granted in 2016, with a performance period of 2016-2018. Final award determination will be made after the completion of the 2018 performance year.

(7)
For Mr. Fettig, represents 16,792 unvested time-based restricted stock units that will vest and be distributed in shares of common stock upon a qualified retirement. Units vesting upon retirement are credited with dividend equivalents until distribution.

(8)
For Mr. Peters, represents 16,267 unvested time-based restricted stock units that will vest and be distributed in shares of common stock as follows: 265 on February 15, 2017; 150 on February 16, 2017; 192 on February 17, 2017; 255 on February 15, 2018; 150 on February 16, 2018; 5,000 on May 10, 2018; 255 on February 15, 2019; 5,000 on August 1, 2019; and 5,000 on August 1, 2021.

(9)
For Mr. Venturelli, represents 12,500 unvested time-based restricted stock units that will vest and be distributed in shares of common stock as follows: 5,000 that vested on February 20, 2017 and 7,500 that will vest on February 14, 2018.

(10)
For Mr. Bitzer, represents 53,700 unvested time-based restricted stock units which includes 31,200 stock units that will vest and be distributed in shares of common stock upon a qualified retirement. Units vesting upon retirement are credited with dividend equivalents until distribution. Also included are time-based restricted stock units which vest as follows: 12,500 on February 20, 2017; 10,000 on June 15, 2020.

(11)
For Ms. Berrozpe Galindo, represents 32,806 time-based restricted stock units that will vest and be distributed in shares of common stock as follows: 608 on February 15, 2017; 292 on February 16, 2017; 5,438 on February 17, 2017; 5,000 on February 20, 2017; 588 on February 15, 2018; 292 on February 16, 2018; 10,588 on February 15, 2019 and 10,000 on February 15, 2021.

(12)
For Mr. Szczupak, represents 4,815 time-based restricted stock units that will vest and be distributed in shares of common stock as follows: 966 on February 15, 2017; 564 on February 16, 2017; 851 on February 17, 2017; 935 on February 15, 2018; 564 on February 16, 2018; and 935 on February 15, 2019.

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Executive Compensation

Option Exercises and Stock Vested
The table below summarizes the value received from stock option exercises and RSUs vested in 2016.

Name	OPTION AWARDS		STOCK AWARDS
	Number of Shares Acquired on Exercise (1) (#)	Value Realized on Exercise (2) ($)	Number of Shares Acquired on Vesting (3) (#)	Value Realized on Vesting (4) ($)

Jeff M. Fettig	91,000	8,643,393	56,491	8,073,129
James W. Peters	649	53,322	6,226	1,057,526
Larry M. Venturelli	12,104	623,339	6,507	914,103
Marc R. Bitzer	10,522	827,766	21,002	2,974,661
Esther Berrozpe Galindo	—	—	7,857	1,243,323
David T. Szczupak	4,807	533,436	12,807	1,732,919

(1)
Option awards exercised by Mr. Fettig were granted on February 19, 2007 (91,000). Option awards exercised by Mr. Peters were granted on February 18, 2013 (649). Option awards for Mr. Venturelli were granted on February 18, 2013 (6,223) and February 17, 2014 (5,881). Option awards exercised by Mr. Bitzer were granted on February 18, 2013 (10,522). Option awards exercised by Mr. Szczupak were granted on February 20, 2012 (4,807).

(2)
The dollar value realized on the exercise of stock options represents the pre-tax difference (fair market value of Whirlpool common stock on the exercise date minus the exercise price of the option) multiplied by the number of shares of common stock covered by the stock options exercised by the respective NEO.

(3)	Reflects vesting of restricted stock unit awards as shown below.

Name	2013 Performance Restricted Stock Unit Awards	Restricted Stock Unit Awards	Total Shares Vested
Jeff M. Fettig	56,491	—	56,491
James W. Peters	678	5,548	6,226
Larry M. Venturelli	6,507	—	6,507
Marc R. Bitzer	11,002	10,000	21,002
Esther Berrozpe Galindo	1,636	6,221	7,857
David T. Szczupak	3,036	9,771	12,807

(4)
The dollar value realized represents the pre-tax value received by each NEO upon the vesting of the stock unit awards. The value realized is based on the closing stock price of Whirlpool stock on the NYSE on the vesting date.

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Executive Compensation

Pension Benefits
Defined Benefit Plans
Messrs. Fettig, Peters, and Venturelli accrued benefits under the Whirlpool Employees Pension Plan ("WEPP") and Messrs. Fettig and Venturelli accrued benefits under the associated Whirlpool Retirement Restoration Plan (the "Pension Restoration Plan") through December 31, 2006, when plan benefits were frozen. Messrs. Fettig, Peters, Venturelli, Bitzer, and Szczupak participate in the Supplemental Executive Retirement Plan ("SERP"). These plans provide a defined benefit upon retirement relative to salary and annual cash incentives earned during the employment period. The table presented in this section describes the estimated actuarial present value of accrued pension benefits through the end of our 2016 fiscal year for each of the NEOs listed in the table. Messrs. Fettig, Venturelli, and Szczupak were eligible for retirement benefits as of the last day of our 2016 fiscal year. The number of years of service credited to each NEO equals the NEO's length of eligible service with Whirlpool. Whirlpool currently has a policy that prohibits crediting additional years of service under its pension plans.

What is WEPP?

WEPP is a qualified plan that provides all eligible employees, which includes most of Whirlpool's U.S. salaried workforce employed prior to the freezing of plan benefits as of December 31, 2006, with a defined pension benefit upon reaching retirement eligibility. For benefits under WEPP, the formula is:

2% x years of credited service x average base salary
In this formula:
•
"years of credited service" for salaried employees is generally based on hours worked as a salaried employee and also includes hours paid but not worked (such as vacations and holidays), hours of military service required to be recognized under federal law, and hours for up to 24 months of long-term disability;

•
"average base salary" generally means the average of base salary in effect during the 60 sequential (but not necessarily consecutive) full calendar months of a participant's last 120 or fewer consecutive full calendar months of service before retirement or other termination of service that will produce the largest average monthly amount; and

•	the maximum number of years of service credited under the plan is 30 years.

Retirement benefits under this formula are limited by the Internal Revenue Code. Benefits can be paid to plan participants in a variety of annuity forms or as a lump sum amount. The benefits payable to our NEOs from this plan were frozen as of December 31, 2006.
After reaching age 55 and completing five years of service with Whirlpool, salaried participants in this plan are eligible for early retirement benefits under the plan. Benefits paid prior to age 65 are reduced. The factors used to determine this reduction vary with the participant's age. For example, salaried participants whose benefits have vested and who retire from active service at age 55 would have their retirement benefits reduced to 55% of the full retirement benefit payable at age 65.
Under the Pension Restoration Plan, the retirement eligibility and benefit formula are the same as under WEPP, except that in this plan statutory benefit limitations are not applied in calculating benefits under the formula. With respect to our NEOs who participate in this plan, payments are made in accordance with their distribution elections. Participants in this plan may select among the following payment distribution options: lump sum seven months following termination, lump sum in April following the first anniversary of termination, or ten annual installments commencing seven months after termination. The benefits payable to our NEOs from this plan were frozen as of December 31, 2006.

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What is SERP?

SERP is a non-qualified plan that provides benefits in excess of Internal Revenue Code limitations under WEPP. SERP provides a benefit based on annual cash incentive compensation which supplements the benefit calculated on base salary under WEPP. With respect to benefits under SERP, the formula is:

2% x years of credited service x average of the highest 5 PEP awards received over the last ten years
In this formula:
•	"years of credited service" has the same meaning as it does under WEPP described previously; and
•	the maximum number of years of service credited under the plan is 30 years.

After completing five years of service, our NEOs are eligible for benefits under SERP upon termination of employment for any reason except a termination for cause, provided they have received one or more PEP awards within the last ten calendar years preceding their termination of employment. Participants in this plan may select among the same payment distribution options as in the Pension Restoration Plan, as described above.
The actuarial present values of benefits under these plans are calculated in accordance with the following assumptions: (1) discount rate: 2016 - 4.20% and 2015 - 4.55%; (2) assumed retirement age: 65; (3) no pre-retirement decrements; (4) assumed form of payment: lump sum, determined as equal to the present value of the life annuity provided by the plans' formulas and calculated based on the plans' provisions, including an interest rate based on high-quality corporate bond yields (assumed to be 4.20%) and mortality assumption that is based on the Internal Revenue Service prescribed 417(e) mortality rates.
The actuarial increase during our 2016 fiscal year of the projected retirement benefits can be found in the Summary Compensation Table in the "Change in Pension Value and Non-Qualified Deferred Compensation Earnings" column (all amounts reported under that heading represent actuarial increases in our plans).

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Executive Compensation

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)		Payments During Last Fiscal Year ($)
Jeff M. Fettig	WEPP	26		1,158,515	—
	Pension Restoration	26		3,634,113	—
	SERP	30		19,155,599	—
			Total	23,948,227
James W. Peters	WEPP	3		44,162	—
	Pension Restoration	—		—	—
	SERP	13		536,695	—
			Total	580,857
Larry M. Venturelli	WEPP	5		163,842	—
	Pension Restoration	5		5,548	—
	SERP	15		1,588,968	—
			Total	1,758,358
Marc R. Bitzer	WEPP	—		—	—
	Pension Restoration	—		—	—
	SERP	8		1,524,323	—
			Total	1,524,323
David T. Szczupak	WEPP	—		—	—
	Pension Restoration	—		—	—
	SERP	9		1,282,960	—
			Total	1,282,960
Defined Contribution Plans
The Whirlpool 401(k) Retirement Plan provides a defined contribution retirement benefit qualified under Section 401(k) of the Internal Revenue Code. This plan offers participants a pre-tax retirement savings vehicle, plus employer contributions that encourage participant retirement savings, and provide additional assets for employees' retirement. Most U.S.-based employees of Whirlpool, including the NEOs, are eligible to participate in this plan. This plan provides an automatic employer contribution of 3% of pay. The 401(k) plan provides for an employer match of up to 4% of pay, provided that participants contributed at least 5% of pay on a pre-tax basis to the plan, and subject to contribution and benefit limitations under the Internal Revenue Code.
Non-Qualified Deferred Compensation
The following table provides information about the non-qualified defined contribution deferred compensation plans in which our U.S.-based NEOs participate. Some of our NEOs participate in the Whirlpool Corporation Executive Deferred Savings Plan ("EDSP I") and in the Whirlpool Corporation Executive Deferred Savings Plan II ("EDSP II"). EDSP I was designed to provide executives with pre-tax deferral opportunities beyond those offered by the Whirlpool 401(k) Retirement Plan. Participants may no longer make deferrals to EDSP I. EDSP II became effective January 1, 2005, to comply with the requirements of Section 409A of the Internal Revenue Code.
EDSP II includes two components: the traditional component is known as EDSP II and the added component is known as the Whirlpool Executive Restoration Plan (the "401(k) Restoration Plan"). The traditional EDSP II is designed to provide executives with pre-tax deferral opportunities beyond those offered by the Whirlpool 401(k) Retirement Plan and the 401(k) Restoration Plan. Eligible executives may elect to contribute up to 75% of their short-term incentives and long-term cash and restricted stock unit incentives under this component. For our NEOs, the 401(k) Restoration Plan treats base salary as the only form of compensation eligible for deferral under the plan.

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Executive Compensation

An EDSP I participant may elect distribution following termination of employment in the form of a lump sum or in a number of monthly installments designated by the participant. A participant in EDSP II may select among the following post-termination distribution options: lump sum seven months following termination, lump sum in April following the first anniversary of termination, or ten annual installments commencing seven months following termination. EDSP I and EDSP II (including both the traditional component and the 401(k) Restoration Plan component) are unfunded non-qualified plans that are secured by our general assets. Amounts deferred are credited to recordkeeping accounts for participants, and the record-keeping balances are credited with earnings and losses measured by investments generally similar to those selected by executives and available in the Whirlpool 401(k) Retirement Plan. Participants may not make withdrawals during their employment, except in the event of hardship, as approved by the Committee.

Name	Executive Contributions in Last FY (1) ($)	Registrant Contributions in Last FY (2) ($)	Aggregate Earnings in Last FY (3) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE (4) ($)
Jeff M. Fettig
EDSP I	—	—	738,053	—	4,038,922
EDSP II	—	—	4,537,106	—	21,587,332
401(k) Restoration	50,000	85,050	257,101	—	1,948,716
Total	50,000	85,050	5,532,260	—	27,574,970
James W. Peters
EDSP I	—	—	—	—	—
EDSP II	5,004	—	11,002	—	58,038
401(k) Restoration	4,833	13,417	2,017	—	41,765
Total	9,837	13,417	13,019	—	99,803
Larry M. Venturelli
EDSP I	—	—	—	—	—
EDSP II	—	—	396,589	—	2,736,388
401(k) Restoration	9,333	28,117	54,946	—	571,660
Total	9,333	28,117	451,535	—	3,308,048
Marc R. Bitzer
EDSP I	—	—	—	—	—
EDSP II	—	—	—	—	—
401(k) Restoration	26,000	51,450	45,012	—	647,756
Total	26,000	51,450	45,012	—	647,756
David T. Szczupak
EDSP I	—	—	—	—	—
EDSP II	—	—	—	—	—
401(k) Restoration	13,333	33,717	8,348	—	407,462
Total	13,333	33,717	8,348	—	407,462

(1)
The amount of the contributions made by each NEO, as reported above, is also included in each NEO's compensation reported under the Summary Compensation Table, either as "Salary," "Non-Equity Incentive Plan Compensation," or "Stock Awards."

(2)
Represents the amount of the contributions made by Whirlpool to each NEO under the 401(k) Restoration Plan. These amounts are also reflected in the "All Other Compensation" column of the Summary Compensation Table.

(3)	The aggregate earnings (and losses) are not reported in the Summary Compensation Table.

(4)
The aggregate balance at December 31, 2016, as reported in this column, reflects amounts that are either currently reported or were previously reported as compensation in the Summary Compensation Table for 2016 or prior years, except for the aggregate earnings on deferred compensation.

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Potential Post-Termination Payments
This section describes compensation and benefits payable to each of our NEOs in each of the following circumstances: involuntary termination by Whirlpool for cause, involuntary termination by Whirlpool without cause, resignation, retirement, death, disability, and change in control (with a qualifying termination). The amounts shown in the narrative disclosure and tables below assume that termination of employment or a change in control occurred as of December 31, 2016, and estimate certain amounts which would be paid to our NEOs upon the specified event. The amounts shown in the narrative disclosure and tables below are calculated using the December 30, 2016 closing stock price of $181.77. Due to the number of factors that affect the nature and amounts of compensation and benefits provided upon the events discussed below, the actual amounts paid or distributed may be different. Factors that could greatly affect these amounts include the timing during the year of any such event, Whirlpool's stock price, and the NEO's age.
The narrative disclosure and tables below describe and quantify the compensation and benefits that are paid in addition to compensation and benefits generally available to salaried employees. Examples of compensation and benefits generally available to salaried employees, and thus not included below, are distributions under the Whirlpool 401(k) Retirement Plan and non-U.S. savings plans, amounts payable under the U.S. salaried employee severance plan and, in certain circumstances, vested equity.
Also, information previously disclosed under the "Pension Benefits" and "Non-Qualified Deferred Compensation" tables is not repeated, except to the extent that the amounts payable to the NEO would be enhanced by the termination event described.
Involuntary Terminations and Resignation
Generally, we provide no additional benefits to any of our NEOs in the event that the NEO resigns from Whirlpool. We do not have employment agreements with any of our U.S.-based NEOs that would provide benefits in the event that we terminate the NEO's employment involuntarily for cause.
As is customary for executives in Italy, and according to the national labor contract applicable to executive-level employees in Italy (the “Dirigenti National Contract”), for involuntary termination without cause, Ms. Berrozpe Galindo would be entitled to a notice period of 12 months of compensation, and depending on specific circumstances, a supplementary indemnity payment. As of December 31, 2016, the payment under the Dirigenti National Contract is estimated to be €1,280,925 ($1,413,825).
Under our long-term incentive programs, resignation and involuntary termination result in forfeiture of performance-based restricted stock units and performance cash units, as well as all unvested options. Vested but unexercised options must be exercised within 30 days of termination. Certain legacy time-based restricted stock units accelerate upon an involuntary termination without cause. Generally, in the event we terminate the employment of an NEO involuntarily without cause, the payment of the value of these unvested time-based restricted stock units is the only benefit to which the NEO is entitled. The values of these legacy awards as of December 31, 2016 are as follows: Mr. Fettig, $3,052,282, and Mr. Bitzer, $5,671,224.
The Committee may, in its discretion, approve severance benefits designed to mitigate economic injury to the NEO as a direct result of involuntary termination.
Retirement
As of the last day of our 2016 fiscal year, Messrs. Fettig, Venturelli, and Szczupak were retirement eligible. If a non-retirement eligible NEO chose to "retire" as of the last day of our 2016 fiscal year, the effect of that "retirement" would be the same as if the NEO had resigned, as described immediately above. A retirement eligible NEO may be entitled to certain incentive awards upon separation from service.

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Executive Compensation

A retirement-eligible NEO would receive accelerated vesting of all applicable unvested stock option awards upon retirement. Stock options must be exercised within five years of retirement or before the original expiration date (whichever occurs first) or the unexercised stock options will be canceled. Depending on the type of award, restricted stock units may accelerate or be forfeited upon retirement.
With respect to performance-based restricted stock units and performance cash unit awards, provided that the objective performance goal is met, a retirement-eligible NEO who retires during the performance period may receive a prorated portion of the award. The ratio used to determine the portion of the award to be received is the number of months worked by the NEO during the performance period over either 12 months or 36 months depending on when the NEO became eligible to participate in the long-term incentive plan. Therefore, certain NEOs will receive a full award if they complete at least 12 months of service during the performance period. In either case, the amount of the award received is based on actual performance as determined by the Committee following completion of the performance period. The amount of any 2016 performance awards which are earned upon retirement will be determined by the Committee in 2019.

Death and Disability
In the event of death or disability, a NEO may receive a short-term incentive award at the discretion of the Committee, provided that the objective performance goal is met and that the award shall be based on the actual amount the NEO would have received if the performance period had been completed.
Upon the death or disability of one of our NEOs, performance-based restricted stock unit and performance cash unit awards granted in 2014, 2015, and 2016 would be prorated based on the NEO's period of service during each applicable performance period. The amount of the award received is based on actual performance as determined by the Committee following the completion of each applicable performance period. Depending on the type of award, restricted stock unit awards may vest or be forfeited in the event of death or disability prior to vesting.
The vesting of stock options accelerates upon death or disability. In the event of disability, stock options must be exercised by the earlier of three years from the date of termination due to disability or the original expiration date (whichever occurs first). In the event of death, stock option awards granted in 2012 and prior years provide that options must be exercised by the earlier of the third anniversary of death or the one year anniversary of the expiration date. Stock option awards granted in 2013 and later provide for exercise of options by the earlier of the third anniversary of death or the expiration date. Options which are not exercised within the applicable period are canceled. In no event may an option be exercised within one year of the grant date.
As is customary for executives in Italy, and according to the Dirigenti National Contract, Ms. Berrozpe Galindo would be entitled to a death benefit payment equal to the notice period of 12 months of compensation. As of December 31, 2016, the payment under the Dirigenti National Contract is estimated to be €1,280,925 ($1,413,825).
The following table shows the possible payouts to each of our NEOs for the specified type of employment termination. The designated beneficiaries of our NEOs would receive the same life insurance benefits generally available to all salaried employees.

54 l Notice of Annual Meeting of Stockholders and 2017 Proxy Statement

Executive Compensation

Employment Termination Type	Severance and Separation Payments ($)	Annual Incentives ($) (2)	Performance Cash ($) (3)	Performance RSUs ($) (3)	Stock Options ($) (4)	RSUs ($)	Total ($)
Retirement (1)
Jeff M. Fettig	—	1,991,833	—	15,977,219	1,596,826	—	19,565,878
James W. Peters	—	—	—	—	—	—	—
Larry M. Venturelli (5)	—	566,667	—	1,593,214	254,118	1,363,275	3,777,274
Marc R. Bitzer	—	—	—	—	—	—	—
Esther Berrozpe Galindo	—	—	—	—	—	—	—
David T. Szczupak	—	674,333	640,033	735,441	121,118	875,223	3,046,148
Death & Disability
Jeff M. Fettig	—	1,991,833	—	9,877,200	1,596,826	3,052,282	16,518,141
James W. Peters	—	251,527	160,537	182,679	27,309	2,956,853	3,578,905
Larry M. Venturelli	—	566,667	—	1,593,214	254,118	2,272,125	4,686,124
Marc R. Bitzer	—	1,062,500	—	3,033,014	465,026	9,761,049	14,321,589
Esther Berrozpe Galindo (6)	1,413,825	225,166	311,397	398,985	62,395	5,963,147	8,374,915
David T. Szczupak	—	674,333	640,033	735,441	121,118	875,223	3,046,148

(1)	As of December 31, 2016, Messrs. Fettig, Venturelli and Szczupak were eligible for retirement.

(2)	These amounts assume that the Committee, in its discretion, agrees to pay out actual amounts earned for 2016.

(3)	These amounts assume that the 2015 and 2016 performance RSU and performance cash awards meet their objective performance goals and pay out at target in 2018 and 2019, respectively.

(4)
These amounts assume unvested stock options from grants made in 2014 and 2015 are accelerated for vesting and exercised at 2016 fiscal year end. The amounts do not include 2016 grants, as such grants are not exercisable as of 2016 fiscal year end.

(5)	Please see the "Retirement" section of the Compensation Discussion and Analysis for information on the post-retirement vesting of one RSU award for Mr. Venturelli.

(6)	The amount of the estimated death benefit payment under the Dirigenti National Contract.
Change in Control
Upon the occurrence of a qualifying termination following a change in control as described more fully below, our NEOs may receive accelerated vesting and payout of previously unvested performance cash units, performance-based restricted stock units, stock options, and restricted stock units under the terms of those awards. In the event a successor corporation does not assume or substitute for unvested equity awards, vesting of those awards may accelerate and become exercisable. Certain legacy restricted stock unit awards with extended vesting periods would accelerate and be paid out upon a change in control. The values of these legacy awards as of December 31, 2016 are as follows: Mr. Fettig, $3,052,282 and Mr. Bitzer, $5,671,224.
As provided in the following table, additional equity awards become payable only upon a qualifying termination following a change in control. In addition, we have change in control agreements with the NEOs. A "change in control", in accordance with these agreements, is generally defined to include: the acquisition by any person or group of 30% or more of Whirlpool's voting securities; a change in the composition of the Board such that the existing Board or persons who were approved by a majority of directors or their successors on the existing Board no longer constitute a majority; and consummation of a merger or consolidation of Whirlpool. These agreements contain a "best net" approach to address the potential for any excise tax to be imposed for severance payments and benefits that would constitute an "excess parachute payment" under Section 4999 of the Internal Revenue Code. We will not provide a gross-up payment and will instead reduce payments to the NEO such that the aggregate amount equals the maximum amount that can be paid without triggering imposition of the excise tax, if the net amount received by the NEO on an after-tax basis would be greater than it would be absent such a reduction.

Notice of Annual Meeting of Stockholders and 2017 Proxy Statement l 55

Executive Compensation

Under these agreements, benefits are payable to our NEOs after a change in control, but only after a qualifying termination occurs. Qualifying terminations include: involuntary termination of the NEO by Whirlpool; voluntary termination by the NEO for good reason, as defined in the agreement; or a material breach of the change in control agreement by Whirlpool.
Cash severance arising from these change in control agreements is paid out in a lump sum payment equal to the NEO's unpaid base salary; unreimbursed business expenses; and all other items earned by and owed to the NEO through and including the date of the termination.
These agreements also provide for the lump sum cash payment of:

•
for Messrs. Fettig and Bitzer, the greater of three times the NEO's base salary on the date of the termination or the NEO's base salary at any time during the 12 months prior to the change in control; for Mr. Peters, Mr. Venturelli, Ms. Berrozpe Galindo, and Mr. Szczupak, the greater of two times the NEO's base salary on the date of the termination or the NEO's base salary at any time during the 12 months prior to the change in control;

•
for Messrs. Fettig and Bitzer, the greater of three times the current target bonus opportunity (in terms of a percentage of base salary) under PEP or the NEO's highest target bonus opportunity at any time during the 12 months prior to the change in control; for Mr. Peters, Mr. Venturelli, Ms. Berrozpe Galindo, and Mr. Szczupak, the greater of two times the current target bonus opportunity (in terms of a percentage of base salary) under PEP or the NEO's highest target bonus opportunity at any time during the 12 months prior to the change in control; and

•
the greater of the NEO's pro rata target bonus opportunity (in terms of a percentage of base salary) under PEP or the highest target bonus opportunity at any time during the 12 months prior to the change in control, or the actual bonus earned through the date of the termination under PEP based on the NEO's current level of goal achievement.

Our NEOs are also entitled to receive continued health and life insurance benefits for 18 months in connection with a qualifying termination after a change in control. The severance benefits provided include an amount, payable at the same time and in the same form as if paid from the non-qualified defined benefit pension plans, equal to the additional benefits to which the NEO would be entitled under our non-qualified defined benefit pension plans if the NEO's benefits had fully vested.
The continuation of the NEO's benefits will be calculated at the same cost and at the same level of coverage as in effect on the date of termination.
The amount of cash severance and benefits will be offset by any other severance-type payments the NEO may be eligible or entitled to receive from any other sources. The following table shows possible payouts to our NEOs as of December 31, 2016, triggered upon the occurrence of a change in control and a subsequent qualifying termination.

	CHANGE IN CONTROL WITH QUALIFYING TERMINATION
Name	Severance Payments ($)	Annual Incentive ($)	Performance Cash ($)	Performance RSUs ($)	Stock Option ($)	RSUs ($)	Health, Welfare and Other Benefits ($)	Total ($)
Jeff M. Fettig	11,544,000	2,343,333	—	15,977,219	9,746,439	3,052,282	18,924	42,682,197
James W. Peters	1,961,000	341,000	261,370	304,283	190,873	2,956,853	21,213	6,036,592
Larry M. Venturelli	2,680,000	666,667	—	2,591,677	1,590,844	2,272,125	14,820	9,816,133
Marc R. Bitzer	6,750,000	1,250,000	—	5,154,634	3,457,675	9,761,049	23,607	26,396,965
Esther Berrozpe Galindo	2,450,332	562,914	562,224	668,732	438,906	5,963,147	8,207	10,654.462
David T. Szczupak	2,775,000	674,333	1,011,700	1,182,777	723,969	875,223	3,807	7,246,809

56 l Notice of Annual Meeting of Stockholders and 2017 Proxy Statement

Item 2- Advisory Vote
Advisory Vote to Approve Whirlpool's Executive Compensation

Item 2 – Advisory Vote to Approve Whirlpool's Executive Compensation

The Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Securities Exchange Act of 1934 enable our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our Named Executive Officers ("NEOs") as disclosed in this proxy statement.
As discussed in detail above under the caption "Compensation Discussion and Analysis," we are dedicated to global leadership and to delivering superior stockholder value. To achieve our objectives, we have developed and employ a pay-for-performance philosophy based on the following guiding principles:

•	Compensation should be incentive-driven with both a short-term and long-term focus;

•	a significant portion of pay should be performance-based, with the proportion varying in direct relation to an executive's level of responsibility;

•	components of compensation should be linked to the drivers of stockholder value over the long-term; and

•	components of compensation should be tied to an evaluation of business results and individual performance.
In support of our pay-for-performance philosophy, performance-based compensation in the form of short-term and long-term incentives constituted 90% of 2016 total target compensation for our CEO and an average of 77% of 2016 total target compensation for our other NEOs.
Our policies and provisions that are intended to support best practices in executive compensation include, among others:

•	No "golden parachute" excise tax gross-ups and adoption of double-trigger change in control equity vesting

•	Approval of trading guidelines for Whirlpool stock prohibiting hedging by any employee or director and pledging or trading on margin for executive officers and directors

•	Adoption of significant stock ownership guideline levels to reinforce the link between the interests of our NEOs (7x for our CEO) and those of stockholders

•	Implementation of claw-back provisions in both our short-term and long-term incentive plans under which the repayment of awards may be required in certain circumstances

•	Decision-making by a fully independent compensation committee advised by an independent compensation consultant
For the reasons discussed above, we are asking our stockholders to indicate their support for our NEO compensation as described in this proxy statement by voting "FOR" the following resolution. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies, and practices described in this proxy statement.
RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in Whirlpool Corporation's Proxy Statement for the 2017 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table, and the other related tables and disclosure.

Notice of Annual Meeting of Stockholders and 2017 Proxy Statement l 57

Item 2- Advisory Vote
Advisory Vote to Approve Whirlpool's Executive Compensation

This vote is advisory, and therefore not binding on Whirlpool, the Board, or the Human Resources Committee. The Board and the Human Resources Committee value the opinions of Whirlpool's stockholders and, to the extent there is any significant vote against the NEO compensation as disclosed in this proxy statement, we will consider such stockholders' concerns and the Human Resources Committee will evaluate whether any actions are necessary to address those concerns.

The Board of Directors recommends a vote FOR Item 2 for the approval of the compensation of Whirlpool's NEOs, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission.

58 l Notice of Annual Meeting of Stockholders and 2017 Proxy Statement

Equity Compensation Plan Information

Equity Compensation Plan Information

The following table presents information as of December 31, 2016, with respect to Whirlpool's compensation plans under which equity securities are authorized for issuance.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (1)
Equity compensation plans approved by security holders	3,030,541(2)	112.00(3)	5,820,224
Equity compensation plans not approved by security holders	—	—	—
Total	3,030,541	112.00	5,820,224

(1)
Excluding securities in the "Number of securities to be issued upon exercise of outstanding options, warrants and rights" column. Represents shares available under Whirlpool's Amended and Restated 2010 Omnibus Stock and Incentive Plan.

(2)
This amount includes 2,215,457 shares subject to outstanding stock options with a weighted average remaining contractual term of 6.1 years, and 815,084 shares subject to outstanding restricted stock units.

(3)	The weighted-average exercise price information does not include any outstanding restricted stock units.

Notice of Annual Meeting of Stockholders and 2017 Proxy Statement l 59

Item 3- Advisory Vote
Advisory Vote on the Frequency of Holding an Advisory Vote on Executive Compensation

Item 3 – Advisory Vote on the Frequency of Holding an Advisory Vote on Executive Compensation

The Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Securities Exchange Act of 1934 enable our stockholders to indicate, at least once every six years, how frequently they believe we should seek an advisory vote on the compensation of Whirlpool's NEOs. By voting on this Item 3, stockholders may indicate whether they would prefer holding an advisory vote on NEO compensation every one, two, or three years (or they may abstain).
Our stockholders voted on a similar proposal in 2011 with the majority voting to hold an advisory vote on executive compensation every year. After careful consideration of this Item, the Board has determined that an advisory vote on executive compensation that occurs every year remains the most appropriate alternative for Whirlpool at this time, and therefore the Board recommends that you vote for a one-year interval for the advisory vote on executive compensation.
The option of one year, two years or three years that receives a majority of votes cast by stockholders will be the frequency selected by stockholders. However, because this vote is advisory and not binding on the Board or Whirlpool in any way, the Board may decide that it is in the best interests of Whirlpool's stockholders and Whirlpool to hold an advisory vote on executive compensation more or less frequently than the option selected by the stockholders.

The Board of Directors recommends a vote for 1 Year on Item 3 as the frequency with which stockholders are provided an advisory vote on executive compensation disclosure pursuant to the rules of the Securities and Exchange Commission.

60 l Notice of Annual Meeting of Stockholders and 2017 Proxy Statement

Matters Relating to Independent Registered Public Accounting Firm

Matters Relating to Independent Registered Public Accounting Firm

Fees
In the years indicated, Ernst & Young LLP billed Whirlpool the following fees (in millions):

	Year ended December 31,
	2016	2015
Audit Fees	$13	$13
Audit-Related Fees	$1	$1
Tax Fees	$8	$8
All Other Fees*	—	—
Total	$22	$22
* All other fees are less than $1 million
Audit-related fees are principally comprised of fees for services provided in connection with employee benefit plan audits and consultation with management as to the accounting or disclosure treatment of various transactions or events. Tax fees are principally comprised of fees for services provided in connection with worldwide tax planning and compliance services, and assistance with tax audits and appeals. All other fees are principally comprised of fees for providing access to an online research tool and services provided to comply with local statutory, regulation and attestation requirements.
Advance Approval Policy for Independent Registered Public Accounting Firm Services
Pursuant to its written charter, the Audit Committee, or a subcommittee thereof, is responsible for approving in advance all audit and permitted non-audit services the independent registered public accounting firm performs for us. In recognition of this responsibility, the Audit Committee has established a policy to approve in advance all audit and permitted non-audit services the independent registered public accounting firm provides. Prior to engagement of the independent registered public accounting firm for the next year's audit, management submits to the Audit Committee a request for approval of services expected to be rendered during that year. This request outlines each of the four categories listed above, and the Audit Committee approves these services by category. The fees are budgeted and the Audit Committee requires the independent registered public accounting firm and management to report actual fees in comparison to the budget at least once per year (additionally if fees exceed pre-approved amounts) by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original advance approval. In those instances, the Audit Committee requires specific approval in advance before engaging the independent registered public accounting firm. The Audit Committee may delegate authority to make advance approval to one or more of its members. The member or members to whom such authority is delegated must report, for information purposes only, any such approval decisions to the Audit Committee at its next scheduled meeting. A copy of the Audit Committee Pre-Approval Policy appears on Whirlpool's website: www.whirlpoolcorp.com/policies.

Notice of Annual Meeting of Stockholders and 2017 Proxy Statement l 61

Audit Committee Report

Audit Committee Report

The Audit Committee provides independent oversight of Whirlpool's accounting functions and monitors the objectivity of the financial statements prepared under the direction of Whirlpool's management. In addition, the Audit Committee retains our independent registered public accounting firm; reviews major accounting policy changes by Whirlpool; reviews and approves the scope of the annual internal and independent audit processes; reviews and monitors our assessment of internal controls; approves in advance audit and permitted non-audit services provided by the independent registered public accounting firm; approves all fees paid to the independent registered public accounting firm; and monitors our activities designed to assure compliance with legal and regulatory requirements as well as Whirlpool's ethical standards. The Audit Committee is composed of directors who have been determined by the Board to be "independent" and "financially literate" pursuant to the NYSE listing requirements. The Audit Committee operates under a written charter adopted by our Board.
The Audit Committee has reviewed our audited consolidated financial statements for 2016 with management, and management has represented to the Audit Committee that these financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee discussed with management the quality and the sufficiency of the accounting principles employed, including all critical accounting policies used in the preparation of the financial statements and related notes, the reasonableness of judgments made, and the clarity of the disclosures included in the statements.
The Audit Committee also reviewed our consolidated financial statements for 2016 with Ernst & Young LLP ("Ernst & Young"), our independent registered public accounting firm for 2016, which is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States. Further, the Audit Committee reviewed with Ernst & Young its judgment as to the quality, not just the acceptability, of Whirlpool's accounting principles. In addition, the Audit Committee met with Ernst & Young, with and without management present, to discuss the results of its examinations, its evaluations of our internal controls, and the overall quality of our financial reporting. The Audit Committee met eight times during the fiscal year ended December 31, 2016.
The Audit Committee has received the written disclosures and the Rule 3526 letter from Ernst & Young required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm's communications with the Audit Committee concerning independence, as modified or supplemented, and has discussed with Ernst & Young its independence. The Audit Committee considered the compatibility of non-audit services Ernst & Young provided to us with Ernst & Young's independence. Finally, the Audit Committee discussed with Ernst & Young the matters required to be discussed under the Public Company Accounting Oversight Board Auditing Standard No. 1301, Communications with Audit Committees (AS 1301).
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, the inclusion of the consolidated financial statements in the Annual Report on Form 10-K for the year ended December 31, 2016, for filing with the Securities and Exchange Commission. The Audit Committee has selected Ernst & Young as our independent registered public accounting firm for 2017.

AUDIT COMMITTEE
Gary T. DiCamillo, Chair	Gerri T. Elliott
Michael F. Johnston	John D. Liu

62 l Notice of Annual Meeting of Stockholders and 2017 Proxy Statement

Item 4- Ratification of Appointment
Ratification of Independent Registered Public Accounting Firm

Item 4 – Ratification of the Appointment of Ernst & Young LLP as Whirlpool's Independent Registered Public Accounting Firm

RESOLVED, that the appointment of Ernst & Young LLP to audit the Consolidated Financial Statements and related internal control over financial reporting of Whirlpool and its subsidiaries for fiscal 2017, made by the Audit Committee with the concurrence of the Board, is hereby ratified.
The Audit Committee has appointed, and the Board has concurred subject to stockholder ratification, Ernst & Young LLP to audit and report on the Consolidated Financial Statements and related internal control over financial reporting of Whirlpool and its subsidiaries for fiscal 2017. Ernst & Young LLP served as Whirlpool's independent registered public accounting firm for fiscal 2016.
Before making its determination on appointment, the Audit Committee carefully considers the qualifications and competence of candidates for the independent registered public accounting firm. For Ernst & Young LLP, this has included a review of its performance in prior years, its independence and processes for maintaining independence, the results of the most recent internal quality control review or Public Company Accounting Oversight Board inspection, the key members of the audit engagement team, the firm's approach to resolving significant accounting and auditing matters including consultation with the firm's national office, as well as its reputation for integrity and competence in the fields of accounting and auditing.
Representatives of Ernst & Young LLP will attend the annual meeting of stockholders and may make a statement if they wish. They will be available to answer appropriate questions at the annual meeting. To pass, this proposal requires the affirmative vote of a majority of the outstanding common stock present in person or by proxy at the annual meeting and entitled to vote. In the event that the selection of Ernst & Young LLP is not ratified by the stockholders, the Audit Committee will take that event into account in connection with any future decisions as to the selection of a firm to serve as Whirlpool's independent registered public accounting firm, although by law the Audit Committee has final authority over the determination of whether to retain Ernst & Young LLP or another firm at any time.

The Board of Directors recommends that stockholders vote FOR Item 4, which ratifies the selection of Ernst & Young LLP as the independent registered public accounting firm for Whirlpool and its subsidiaries for fiscal 2017.

Notice of Annual Meeting of Stockholders and 2017 Proxy Statement l 63

Annex A: Non-GAAP Reconciliation

Annex A: Non-GAAP Reconciliation

We supplement the reporting of our financial information determined under U.S. generally accepted accounting principles (GAAP) with certain non-GAAP financial measures, some of which we refer to as "ongoing business" measures, including ongoing business earnings per share. Ongoing business measures exclude items that may not be indicative of, or are unrelated to, results from our ongoing business operations and provide a better baseline for analyzing trends in our underlying businesses. Sales excluding foreign currency is calculated by translating the current period net sales, in functional currency, to U.S. dollars using the prior-year period's exchange rate compared to the prior-year period net sales. Management believes that sales excluding foreign currency provides stockholders with a clearer basis to assess our results over time, excluding the impact of exchange rate fluctuations. EMEA regional ongoing business operating profit consists of GAAP operating profit and excludes acquisition-related transition costs, and EMEA regional free cash flow consists of cash provided by (used in) operating activities after capital expenditures and proceeds from the sale of assets and businesses.

Ongoing Business Earnings per Diluted Share

The reconciliation provided below reconciles the non-GAAP financial measure ongoing business earnings per diluted share, with the most directly comparable GAAP financial measure, net earnings per diluted share available to Whirlpool, for the twelve months ended December 31, 2016 and 2015. The earnings per diluted share GAAP measure and ongoing business measure are presented net of tax, while each adjustment is presented on a pre-tax basis. The aggregate income tax impact of the taxable components of each adjustment is presented in the income tax impact line item at our full-year tax rate of 16.6% and 20.3%, respectively.

Twelve Months Ended December 31, 2016
Earnings per Diluted Share
Reported GAAP Measure	$11.50
Restructuring Expense(c)	2.24
Acquisition Related Transition Costs	1.11
Legacy Product Warranty and Liability Expense(b)	(0.30)
Income Tax Impact	(0.49)
Ongoing Business Measure	$14.06

Twelve Months Ended December 31, 2015
Earnings per Diluted Share
Reported GAAP Measure	$9.83
Restructuring Expense(c)	2.52
Acquisition Related Transition Costs	0.80
Benefit Plan Curtailment Gain	(0.78)
Gain/Expenses Related to a Business Investment	(0.58)
Legacy Product Warranty and Liability Expense(b)	0.53
Pension Settlement Charges(a)	0.19
Antitrust and Dispute Resolutions	0.44
Income Tax Impact	(0.57)
Ongoing Business Measure	$12.38

64 l Notice of Annual Meeting of Stockholders and 2017 Proxy Statement

Annex A: Non-GAAP Reconciliation

Footnotes:

a.	PENSION SETTLEMENT CHARGES - During the full-year 2015, we recognized expenses of $3 million and $12 million related to Canadian and EMEA pension settlements, respectively.

b.
LEGACY PRODUCT WARRANTY AND LIABILITY EXPENSE - During the full-year 2015, we recognized expenses of $39 million related to legacy product warranty and liability actions on heritage Indesit product in Europe and a $3 million charge associated with a separate product recall in North America. During the full-year 2016, we sought indemnity under the terms of the Indesit acquisition agreements and recognized amounts recovered from the seller in interest and sundry (income) expense.

c.
RESTRUCTURING EXPENSE - During the fourth quarter of 2014, we completed the acquisition of Indesit S.p.A., which, due to its size, materially changed our European footprint. These costs are primarily related to Indesit restructuring and creating a more streamlined and efficient European operation, and also relate to certain other unique restructuring events.

Free Cash Flow

As defined by the Company, free cash flow is cash provided by (used in) operating activities after capital expenditures, proceeds from the sale of assets and businesses and changes in restricted cash. The reconciliation provided below reconciles twelve months ended December 31, 2016 and 2015 free cash flow with cash provided by (used in) operating activities, the most directly comparable GAAP financial measure.

Twelve Months Ended December 31,
(millions of dollars)	2016	2015
Cash provided by (used in) operating activities	$1,203	$1,225
Capital expenditures, proceeds from sale of assets/ businesses and change in restricted cash *	(573)	(605)
Free Cash Flow	$630	$620

Cash used in investing activities	$(588)	$(681)
Cash used in financing activities	$(278)	$(707)

*The change in restricted cash relates to the private placement funds paid by Whirlpool to acquire majority control of Whirlpool China (formerly Hefei Sanyo) and which are used to fund capital and technical resources to enhance Whirlpool China's research and development and working capital.

Notice of Annual Meeting of Stockholders and 2017 Proxy Statement l 65

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

WHIRLPOOL CORPORATION

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Samuel R. Allen	☐	☐	☐
1b. Marc R. Bitzer	☐	☐	☐
1c. Greg Creed	☐	☐	☐
1d. Gary T. DiCamillo	☐	☐	☐
1e. Diane M. Dietz	☐	☐	☐
1f. Gerri T. Elliott	☐	☐	☐
1g. Jeff M. Fettig	☐	☐	☐
1h. Michael F. Johnston	☐	☐	☐
1i. John D. Liu	☐	☐	☐
1j. Harish Manwani	☐	☐	☐
1k. William D. Perez	☐	☐	☐
1l. Larry O. Spencer	☐	☐	☐
1m. Michael D. White	☐	☐	☐

The Board of Directors recommends you vote FOR on proposal 2, for 1 YEAR on proposal 3, and FOR on proposal 4.

	For	**Against**	**Abstain**
2. Advisory vote to approve Whirlpool's executive compensation.	☐	☐	☐

	1 Year	**2 Years**	**3 Years**	**Abstain**
3. Advisory vote on the frequency of holding an advisory vote on executive compensation.	☐	☐	☐	☐

NOTE: I also authorize my proxies to vote in their discretion with regard to such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com.

WHIRLPOOL CORPORATION
Annual Meeting of Stockholders
April 18, 2017 at 8:00 AM (Chicago time)
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Jeff M. Fettig and Bridget K. Quinn, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of WHIRLPOOL CORPORATION that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 AM, Chicago time, on April 18, 2017, at 120 E. Delaware Place, 8th Floor, Chicago, IL 60611, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy, when properly executed,will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

V.1.1